EXHIBIT 4.28

Draft (3): 3 September 2009 YIC/AT01691 Facility Agreement

FACILITY AGREEMENT
for a Revolving Credit Facility
and a Guarantee and Letter of Credit Facility
of up to US$50,000,000
to
AEGEAN MARINE PETROLEUM S.A.

provided by
THE BANKS AND FINANCIAL INSTITUTIONS SET OUT IN SCHEDULE 1

Arranger
NATIONAL BANK OF GREECE S.A.

Agent, Security Agent, Issuing Bank and Account Bank
NATIONAL BANK OF GREECE S.A., LONDON BRANCH

Contents

Clause		Page

1	Purpose and definitions	1

2	The Facilities	12

3	Interest and Interest Periods	19

4	Indemnities; repayments; cancellations; prepayments	21

5	Fees, commissions and expenses	24

6	Payments and taxes; accounts and calculations	25

7	Representations and warranties	29

8	Undertakings	34

9	Conditions	39

10	Events of Default	40

11	Indemnities	44

12	Unlawfulness and increased costs	45

13	Security, set off and pro-rata payments	47

14	Accounts	49

15	Assignment, transfer and lending office	51

16	Arranger, Agent, Security Agent and Reference Banks	54

17	Notices and other matters	63

18	Governing law and jurisdiction	64

Schedule 1 The Banks and their Percentages		65

Schedule 2 Documents and evidence required as conditions precedent		66

Schedule 3 Form of Trust Deed		69

Schedule 4 Transfer Certificate		70

The Schedule		73

Schedule 5 Form of Drawdown Notice and Issue Request		74

Schedule 6 Mandatory Cost formula		76

Schedule 7 Form of Borrowing Base Report		78

THIS AGREEMENT is dated [•] September 2009 and made BETWEEN:

(1)	AEGEAN MARINE PETROLEUM S.A. as Borrower;

(2)	NATIONAL BANK OF GREECE S.A., LONDON BRANCH as Agent, Security Agent, Issuing Bank and Account Bank;

(3)	NATIONAL BANK OF GREECE S.A. as Arranger; and

(4)	THE BANKS AND FINANCIAL INSTITUTIONS whose names and addresses are set out in schedule 1 as Banks.

IT IS AGREED as follows:

1	Purpose and definitions

1.1	Purpose

This Agreement sets out the terms and conditions upon and subject to which the Banks agree, according to their several obligations, to make available to the Borrower:

1.1.1
a revolving credit facility in the amount of up to the RCF Limit (inclusive of the limit of the guarantee and letter of credit facility referred to in clause 1.1.2 below), for the purpose of assisting the Borrower to finance the working capital and general business needs of the Borrower in connection with trade related activities;

1.1.2
a multi-currency revolving guarantee and letter of credit facility in the amount of up to the Guarantee Facility Limit, to finance the working capital and general business needs of the Borrower in connection with trade related activities.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

"Account Assignments" means, together, the Operating Account Assignment, the Cash Collateral Account Assignment and any Illegality Security Account Assignment and "Account Assignment" means any of them;

"Account Bank" means National Bank of Greece S.A., whose registered office is at 86 Eolou Street, 102 32 Athens, Greece acting for the purposes of this Agreement through its branch at 75 King William Street, London EC4N 7BE, England (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) or such other bank as may be designated by the Agent as the Account Bank for the purposes of this Agreement and includes its successors in title;

"Accounts" means, together, the Operating Account, the Cash Collateral Account and any Illegality Security Account and "Account" means any of them;

"Actual Exposure" means, at any relevant time, the aggregate of:

(a)	the Loan;

(b)	the Outstanding Amounts for all L/Cs (subject to clause 2.8);

(c)	all amounts paid by the Banks pursuant to clauses 2.14 or 4.2.1 which have not been fully paid or reimbursed by the Borrower under this Agreement; and

(d)
any part of the Available Amount taken into account by the Corporate Guarantor for the purpose of complying with clause 5.3.1(c) of the Corporate Guarantee at the then latest time when compliance was tested by the Security Agent;

"Advance" means each borrowing by the Borrower of a portion of the RC Facility or (as the context may require) the principal amount of such borrowing outstanding at any relevant time and "Advances" means any or all of them;

"Agent" means National Bank of Greece S.A., London Branch, whose registered office is at 86 Eolou Street, 102 32 Athens, Greece acting for the purposes of this Agreement through its London branch at 75 King William Street, London EC4N 7BE, England (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) or such other person as may be appointed as agent by the Banks and the Issuing Bank pursuant to clause 16 and includes its successors in title;

"Aggregate Liabilities" means, at any relevant time, the aggregate of the Loan and the Outstandings of all the Banks;

"Applicable Accounting Principles" means, at any relevant time, the most recent and up-to-date US GAAP;

"Arranger" means National Bank of Greece S.A. of 86 Eolou Street, 102 32 Athens, Greece, in its capacity as arranger (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) and includes its successors in title;

"Availability Period" means, in relation to each Facility, the period commencing on the date of this Agreement and ending on the earlier of:

(a)	the date falling seven (7) days before the Final Maturity Date in respect of the relevant Facility (or such later date as the Banks may agree with the Borrower); and

(b)	the date on which the Banks' obligation to make the relevant Facility available is fully cancelled or terminated under the terms of this Agreement;

"Available Amount" means, at any time and in relation to the RC Facility, the amount by which the RCF Limit exceeds the aggregate of all Advances outstanding at such time under the RC Facility;

"Banking Day" means a day on which banks are open in London and Piraeus and, in respect of a day on which payment is required to be made or other dealing is due to take place under this Agreement:

(a)	in Dollars, a day on which banks are open in New York City;

(b)	in an Optional Currency (other than euros), a day on which banks are open in New York City and the principal financial centre of the country of that Optional Currency; and

(c)	in euros, a Target Day,

or any other relevant place of payment under clause 6;

"Banks" means the banks and financial institutions set out in schedule 1 and includes their respective successors in title and Transferee Banks and "Bank" means any of them;

"Basel 2 Accord" means the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement;

"Basel 2 Approach" means either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel 2 Accord) adopted by a Bank or the Issuing Bank (or its holding company) for the purposes of implementing or complying with the Basel 2 Accord;

"Basel 2 Regulation" means (a) any law or regulation implementing the Basel 2 Accord or (b) any Basel 2 Approach adopted by a Bank or the Issuing Bank;

"Beneficiary" means, in relation to a L/C, the person in whose favour the L/C has been issued under this Agreement;

"Borrowed Money" means, in relation to a person (the "debtor"), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)
under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount (and when calculating the value of any such transaction, only the marked to market value as at any date shall be taken into account);

(f)
under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person; or

(g)	any other Indebtedness which would be regarded as debt pursuant to the Applicable Accounting Principles,

and, in calculating the Borrowed Money of any person, none of the above items shall be deducted or added or otherwise taken into account more than once in any such calculation;

"Borrower" means Aegean Marine Petroleum S.A. of 80 Broad Street, Monrovia, Republic of Liberia and includes its successors in title;

"Borrowing Base Report" means each report in the form set out in schedule 7;

"Capital Adequacy Law" means any law or any regulation (whether or not having the force of law, but, if not having the force of law, with which a Bank or the Issuing Bank or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits or other banking or monetary controls or requirements which affect the manner in which that Bank or the Issuing Bank allocates capital resources to its obligations hereunder (including, without limitation, those resulting from the implementation or application of or compliance with the Basel 2 Accord or any Basel 2 Regulation);

"Cash Collateral Account" means an interest bearing account of the Borrower opened by the Borrower with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Agent to be a Cash Collateral Account for the purposes of this Agreement;

"Cash Collateral Account Assignment" means the assignment of the Cash Collateral Account executed or (as the context may require) to be executed by the Borrower in favour of the Security Agent in such form as the Agent may in its absolute discretion require;

"Commitment" means, in relation to each Bank at any relevant time, the amount in Dollars equal to such Bank's Percentage of the RCF Limit at such time, as reduced or increased by any relevant term of this Agreement;

"Contribution" means, in relation to each Bank, the principal amount of the Loan owing to such Bank at any relevant time;

"Corporate Guarantee" means the corporate guarantee executed or (as the context may require) to be executed by the Corporate Guarantor in favour of the Security Agent in such form as the Banks may in their sole discretion require;

"Corporate Guarantor" means Aegean Marine Petroleum Network Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MHJ96960 and includes its successors in title;

"Creditors" means, together, the Arranger, the Agent, the Account Bank, the Issuing Bank, the Security Agent and the Banks and "Creditor" means any of them;

"Customer" means each person from whom Receivables are due to the Borrower at any relevant time and "Customers" means any or all of them;

"Default" means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

"Direct Credit Substitute" means a letter of credit or bank guarantee issued or to be issued by the Issuing Bank in favour of a Beneficiary in such form as is agreed between the Issuing Bank and the Borrower which is required by the Borrower in the ordinary course of its business and which is neither a Documentary L/C nor a Transaction Related Standby L/C;

"Documentary L/C" means a letter of credit issued or to be issued by the Issuing Bank in favour of a Beneficiary in such form as is agreed between the Issuing Bank and the Borrower which directly relates to the purchase of Oil Products by the Borrower and which imposes on the Issuing Bank a primary obligation to pay upon presentation of specified documents as specified in such letter of credit;

"Dollars" and "$" mean the lawful currency of the United States of America and in respect of all payments to be made under any of the Security Documents mean funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other U.S. dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in U.S. dollars);

"Drawdown Date" means, in relation to each Advance, any date, being a Banking Day falling during the Availability Period, on which such Advance is, or is to be, made available;

"Drawdown Notice" means, in relation to each Advance, a notice substantially in the form of schedule 5, Part A in respect of such Advance;

"EMU Legislation" means legislative measures of the Council of the European Union for the introduction of, changeover to, or operation of, a single or unified European Currency being part of the implementation of the Third Stage;

"Encumbrance" means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or any type of preferential arrangement (including without limitation title transfer and/or retention arrangements having a similar effect);

"Environmental Claim" means any claim, notice prosecution, demand, action, official warning, abatement or other order (conditional or otherwise) relating to Environmental Matters or any notification or order requiring compliance with the terms of any Environmental Licence or Environmental Law;

"Environmental Law" includes all or any law, statute, rule, regulation, treaty, by-law, code of practice, order, notice, demand, decision of the courts or of any governmental authority or agency or any other regulatory or other body in any jurisdiction relating to Environmental Matters;

"Environmental Licence" includes any permit, licence, authorisation, consent or other approval required at any time by any Environmental Law;

"Environmental Matters" includes (a) the generation, deposit, disposal, keeping, treatment, transportation, transmission, handling, importation, exportation, processing, collection, sorting, presence or manufacture of any waste (as defined in the Environmental Protection Act 1990) of any Relevant Substance; (b) nuisance, noise, defective premises, health and safety at work or elsewhere; and (c) the pollution, conservation or protection of the environment (both natural and built) or of man or any living organisms supported by the environment or any other matter whatsoever affecting the environment or any part of it;

"EURIBOR" means, in relation to a particular period:

(a)	the applicable Screen Rate; or

(b)
if no Screen Rate is available for that period, the rate (rounded upwards to four decimal places) quoted to the Agent by the Reference Bank at the request of the Agent to be the rate offered to that Reference Bank by leading banks in the European Interbank Market, as of 11:00 a.m. (Brussels time) on the Quotation Date for the offering of deposits in euro for a period comparable to that period;

"euro" and "euros" means, for the time being, the single currency of Participating Member States as provided in the EMU Legislation;

"Event of Default" means any of the events or circumstances described in clause 10.1;

"Expiry Date" means, in relation to a UC, the expiry date specified in the Issue Request relating thereto and initially applicable thereto or, as the context may require, any extended expiry date requested and agreed to by the Banks pursuant to clause 2.6 and/or clause 2.13 provided that in no circumstances shall the expiry date of a UC be a date falling after the Final Maturity Date for the Guarantee Facility, except in accordance with clause 2.13;

"Extension Notice" shall have the meaning given to it in clause 4.3.2(b);

"Facilities" means, together, the RC Facility and the Guarantee Facility and "Facility" means any of them;

"Final Maturity Date" means, in relation to each Facility, the earlier of:

(a)	30 September 2010; and

(b)	the date falling 12 months after the first Utilisation Date under this Agreement,

or such other later date as all the Banks may agree in their absolute and unfettered discretion and the Agent notifies to the Borrower by an Extension Notice sent pursuant to clause 4.3.2;

"Government Entity" means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

"Group" means, together, the Corporate Guarantor and its Subsidiaries from time to time (which, for the avoidance of doubt, includes all other Security Parties) and "member of the Group" shall be construed accordingly;

"Guarantee Facility" means the multi-currency revolving guarantee and letter of credit facility referred to in clause 2.1.1(a)(ii) in the amount of up to the Guarantee Facility Limit and made available by the Banks to the Borrower pursuant to this Agreement;

"Guarantee Facility Limit" means, at any relevant time, the lower of:

(a)	$25,000,000 or the equivalent thereof in Optional Currencies; and

(b)	the Available Amount under the RC Facility at the relevant time,

as the same may be reduced by any of the terms of this Agreement;

"Illegality Security Account" means, in respect of a L/C, each account opened or (as the context may require) to be opened by the Borrower with the Account Bank following the Agent's request pursuant to clause 14.7 in respect of that L/C and includes any sub-accounts thereof and "Illegality Security Accounts" means any or all of them;

"Illegality Security Account Assignment" means, in respect of an Illegality Security Account, the assignment of such account executed or (as the context may require) to be executed by the Borrower in favour of the Security Agent in such form as the Agent may in its absolute discretion require and "Illegality Security Account Assignments" means any or all of them;

"Indebtedness" means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

"Interest Payment Date" means the last day of an Interest Period;

"Interest Period" means, in relation to an Advance, each period for the calculation of interest in respect of such Advance ascertained in accordance with clauses 3.2 and 3.3;

"Issue Date" means, in relation to a UC, the date, being a Banking Day falling within the Availability Period, on which the Borrower requests that such UC be issued, as specified in the Issue Request for such L/C or (as the context may require) the date on which such UC is actually issued;

"Issue Request" means, in relation to a UC, a notice in the form or substantially in the form of schedule 5, Part B;

"Issuing Bank" means National Bank of Greece S.A., London Branch, whose registered office at 86 Eolou Street, 102 32 Athens, Greece acting for the purposes of this Agreement through its branch at 75 King William Street, London EC4N 7BE, England (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) and includes its successors in title;

"UC" means:

(a)	a Documentary L/C; or

(b)	a Transaction Related Standby L/C; or

(c)	a Direct Credit Substitute;

"L/C Valuation Date" has the meaning given to that term in clause 2.8;

"LIBOR" means in relation to a particular period:

(a)
in respect of any amount outstanding hereunder in Dollars or in an Optional Currency (other than euros), the rate for deposits of the relevant currency for a period equivalent to such period at or about 11:00 a.m. on the Quotation Date for such period as displayed on Reuters page LIBOR 01 (British Bankers' Association Interest Settlement Rates) (or such other page as may replace such page LIBOR 01 on such system or on any other system of the information vendor for the time being designated by the British Bankers' Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers' Association's Recommended Terms and Conditions ("BBAIRS" terms) applicable at the relevant time)); or

(b)
if on such date no such rate is so displayed, the rate (rounded upwards to four decimal places) quoted to the Agent by the Reference Bank at the request of the Agent, as the rate for deposits of the relevant currency in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period offered to the Reference Bank by leading banks in the London Interbank Market at or about 11:00 a.m. (London time) on the Quotation Date for such period;

"Loan" means the aggregate principal amount owing to the Banks under this Agreement at any relevant time under the Advances;

"Majority Banks" means, at any relevant time, Banks the aggregate of whose Percentages exceeds sixty six point six six per cent (66.66%);

"Mandatory Cost" means, in relation to any period, a percentage calculated by the Agent for such period at an annual rate determined by the application of the formula set out in schedule 6;

"Margin" means, in relation to the Loan, two point five per cent (2.5%) per annum;

"month" means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (a) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (b) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and "months" and "monthly" shall be construed accordingly;

"Oil Products" means oil bunkering products and lubricants used in the maritime industry;

"Operating Account" means an interest bearing account of the Borrower opened by the Borrower with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Agent to be an Operating Account for the purposes of this Agreement;

"Operating Account Assignment" means the assignment of the Operating Account executed or (as the context may require) to be executed by the Borrower in favour of the Security Agent in such form as the Agent may in its absolute discretion require;

"Optional Currency" means the euro and any other currency (other than Dollars) which is acceptable to the Banks and the Issuing Bank and is, for the time being, freely transferable and convertible into Dollars in the London Foreign Exchange Market;

"Optional Currency UC" means a UC denominated in an Optional Currency;

"Original Dollar Amount" means, in relation to a L/C:

(a)	(if denominated in Dollars) the amount in Dollars which is, or is to be outstanding under such L/C; or

(b)
(if denominated in an Optional Currency) the amount in Dollars which would have been outstanding if such L/C had first been issued and had remained denominated in Dollars (and such amount shall be the amount in Dollars required for the purchase of the relevant amount of the relevant Optional Currency of that L/C in the London Foreign Exchange Market on the Issue Date of such L/C for spot delivery on the basis of the rate determined by the Agent (following advice from the Issuing Bank) to have been the Issuing Bank's spot rate of exchange for such purchase at or about 11.00 a.m. on such Issue Date), as reduced from time to time by reductions of such L/C under this Agreement;

"Outstanding Amount" means, in relation to a L/C, the maximum amount (whether of principal or interest or otherwise) determined by the Agent (following advice by the Issuing Bank) to be that for which such L/C was issued and, in relation to an Optional Currency L/C, the amount in Dollars last determined by the Agent (following advice by the Issuing Bank) as the Outstanding Amount in accordance with clause 2.8.2, in each case less the aggregate amount of all reductions to such L/C which have been made in accordance with the provisions of clause 2.9 (subject always to clause 10.5);

"Outstandings" means, at any relevant time and in relation to a Bank, the aggregate of (a) its Percentage of the Outstanding Amounts for all L/Cs and (b) any amounts paid by that Bank pursuant to clauses 2.14 or 4.2.1 which have not been fully paid or reimbursed by the Borrower (subject always to clause 10.5);

"Participating Member State" means each state so described in any EMU Legislation;

"Percentage" means, in relation to a Bank, the percentage set opposite its name in schedule 1 under the heading "Percentage" or, as the case may be, in any relevant Transfer Certificate, as reduced or increased by any relevant term of this Agreement;

"Permitted Encumbrance" means any Encumbrance in favour of the Security Agent or any of the other Creditors created pursuant to the Security Documents;

"Qualifying Receivables" means Receivables which, at the relevant time:

(a)	are in all respects acceptable to the Agent and the Agent has confirmed its acceptance in writing;

(b)	have been assigned to the Security Agent pursuant to the Receivables Assignment;

(c)
have been included in a Schedule of Receivables submitted to the Agent and the Security Agent pursuant to clause 2.4 or clause 8.2.1 and meet the requirements of clause 2.4, each together with the copies of documents,  receipt(s) and invoice(s) relating to such Receivables required to be submitted pursuant to clause 2.4 and:

(d)	(i) in the case of Receivables due in respect of lubricants, are payable within 60 days of the date of the relevant receipt and are not overdue for payment; and

(ii) in the case of Receivables due in respect of oil bunkering, are payable within 30 days of the date of the relevant receipt and are not overdue for payment by more than 15 days;

"Quotation Date" means, in relation to any period for which an interest rate is to be determined under any provision of this Agreement or any other Security Documents:

(a)
in the case of deposits in Dollars or an Optional Currency (other than euros), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the relevant currency to which such rate is to be determined for delivery on the first day of that period; and

(b)
in the case of deposits in euros, the Target Day on which quotations would ordinarily be given by leading banks in the European Interbank Market for deposits in euros for delivery on the first day of that period;

"RC Facility" means the revolving credit facility referred to in clause 2.1.1(a)(i) in the amount of up to the RC Facility Limit and made available by the Banks to the Borrower pursuant to this Agreement;

"RCF Limit" means, at any relevant time, the sum of:

(a)	$50,000,00, minus

(b)	the Outstandings of all the Banks under the Guarantee Facility at the relevant time,

as the same may be reduced by any of the terms of this Agreement;

"Receivables" means sums due and owing at any relevant time to the Borrower by its customers in respect of oil bunkering and/or lubricant sales;

"Receivables Assignment" means a specific assignment of Receivables executed or (as the context may require) to be executed by the Borrower in favour of the Security Agent in such form as the Agent may in its sole discretion require;

"Reference Bank" in relation to LIBOR, EURIBOR and Mandatory Cost, means the Agent or any other bank or financial institution appointed as Reference Bank by the Agent from time to time in its discretion;

"Related Company" of a person means any Subsidiary of that person, any company or other entity of which that person is a Subsidiary and any Subsidiary of any such company or entity;

"Relevant Jurisdiction" means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

"Relevant Party" means the Borrower, any other Security Party and each member of the Group from time to time;

"Relevant Substance" means any substance whatsoever (whether in a solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) or waste (as defined in the Environmental Protection Act 1990) which is capable of causing harm to man or any other living organism supported by the environment, or damaging the environment or public health or welfare.

"Reset Date" has the meaning given in clause 2.5;

"Schedule of Receivables" means a Schedule in the form of a schedule to the Receivables Assignment (or in such other form as the Agent may approve) and submitted or to be submitted to the Agent and the Security Agent pursuant to clause 2.4 or clause 8.2.1;

"Screen Rate" means, for the purposes of determining EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page (being EURIBOR01 on the date of this Agreement) of the Reuters screen.  If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower;

"Security Agent" means National Bank of Greece S.A., London Branch, whose registered office is at 86 Eolou Street, 102 32 Athens, Greece  acting for the purposes of this Agreement through its branch at 75 King William Street, London EC4N 7BE, England (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) or such other person as may be appointed as security agent and trustee by the Banks, the Agent and the Issuing Bank pursuant to clause 16 and includes its successors in title;

"Security Documents" means this Agreement, the Corporate Guarantee, the Receivables Assignment, any Schedule of Receivables, the Account Assignments and any other agreement or document as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or secure all or any part of the Aggregate Liabilities, interest thereon and other moneys from time to time owing by the Borrower or any other Security Party pursuant to this Agreement and/or any other Security Document (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);

"Security Party" means the Borrower and the Corporate Guarantor or any other person who may at any time be a party to any of the Security Documents (other than the Creditors);

"Security Period" means the period commencing on the date hereof and terminating upon the later of (a) the date when there shall be no Aggregate Liabilities and the security created by the Security Documents shall have been discharged by payment of all monies payable thereunder, whether actually or contingently and (b) the latest Expiry Date;

"Settlement Amount" means, in relation to each demand made under a L/C, the amount payable by the Issuing Bank to the Beneficiary in respect of such demand, in Dollars or, in the case of a UC issued in an Optional Currency, in such Optional Currency;

"Settlement Date" means, in relation to each demand made under a L/C, the date on which payment of the Settlement Amount is due to the Beneficiary in respect of the demand;

"Subsidiary" of a person means any company or entity directly or indirectly controlled by such person, and for this purpose "control" means either the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise;

"Target Day" means a day on which the Trans-European Automated Real Time Gross Settlement Express Transfer System is open;

"Taxes" includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and "Taxation" shall be construed accordingly;

"Third Stage" means the third stage of European economic and monetary union pursuant to the Treaty on European Union;

"Total Commitment" means, at any relevant time, the aggregate of the Commitments of all the Banks at such time;

"Transaction Related Standby L/C"  means a letter of credit, letter of guarantee or bank guarantee issued or to be issued by the Issuing Bank in favour of a Beneficiary in such form as is agreed between the Issuing Bank and the Borrower which relates directly to the purchase of Oil Products by the Borrower and which imposes on the Issuing Bank an obligation to pay (a) only upon default in payment by the Borrower under its contract with the supplier of such Oil

Products and (b) upon presentation of specified documents as specified in such letter of credit, letter of guarantee or bank guarantee (as the case may be);

"Transfer Certificate" means a certificate substantially in the form set out in schedule 4;

"Transferee Bank" has the meaning ascribed thereto in clause 15.3;

"Transferor Bank" has the meaning ascribed thereto in clause 15.3;

"Treaty on European Union" means the Treaty of Rome of 25 March 1957, as amended by the Single European Act 1986 and the Maastricht Treaty of 7 February 1992;

"Trust Deed" means a trust deed in the form, or substantially in the form, set out in schedule 3;

"Trust Property" means (a) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Security Agent under or pursuant to the Security Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to the Security Agent in the Security Documents), (b) all moneys, property and other assets paid or transferred to or vested in the Security Agent or any agent of the Security Agent or any receiver or received or recovered by the Security Agent or any agent of the Security Agent or any receiver pursuant to, or in connection with, any of the Security Documents whether from any Security Party or any other person and (c) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by the Security Agent or any agent of the Security Agent in respect of the same (or any part thereof);

"Utilisation" means the making of an Advance or the issuing of a L/C; and

"Utilisation Date" means a Drawdown Date or an Issuing Date.

1.3	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.4	Construction of certain terms

In this Agreement, unless the context otherwise requires:

1.4.1	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules;

1.4.2
references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with terms thereof, or, as the case may be, with the agreement of the relevant parties;

1.4.3
references to a "regulation" include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority and, for the avoidance of doubt, shall include any Basel 2 Regulation;

1.4.4	words importing the plural shall include the singular and vice versa;

1.4.5	references to a time of day are to London time;

1.4.6	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.4.7
references to a "guarantee" include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and "guaranteed" shall be construed accordingly;

1.4.8	references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended; and

1.4.9	references to a "demand" include any requirement to make payment in accordance with the terms of a L/C.

1.5	Majority Banks

Where this Agreement or any other Security Document provides for any matter to be determined by reference to the opinion of the Majority Banks or to be subject to the consent or request of the Majority Banks or for any action to be taken on the instructions in writing of the Majority Banks, such opinion, consent, request or instructions shall (as between the Banks) only be regarded as having been validly given or issued by the Majority Banks if all the Banks shall have received prior notice of the matter on which such opinion, consent, request or instructions are required to be obtained and the relevant majority of Banks shall have given or issued such opinion, consent, request or instructions but so that (as between the Borrower and the Banks) the Borrower shall be entitled (and bound) to assume that such notice shall have been duly received by each Bank and that the relevant majority shall have been obtained to constitute Majority Banks whether or not this is in fact the case.

2	The Facilities

2.1	The Facilities; amounts; obligations and interests several

2.1.1	Amounts

(a)	The Banks, relying upon each of the representations and warranties in clause 7, agree, upon and subject to the terms of this Agreement, to make available to the Borrower for the Availability Period:

(i)	a revolving credit facility for the purposes described in clause 1.1.1, in an aggregate amount not exceeding at any one time the RCF Limit; and

(ii)
a multi-currency revolving guarantee and letter of credit facility for the purposes described in clause 1.1.2, in an amount not exceeding at any one time the Guarantee Facility Limit, which shall be made available by the issuing of L/Cs by the Issuing Bank.

(b)	The aggregate amount made available under the RC Facility and the Guarantee Facility shall not exceed at any time the lower of:

(i)	the RCF Limit; and

(ii)	the total of:

(A)	90% of the face value of all Qualifying Receivables at such time, plus

(B)
any amount then standing to the credit of the Cash Collateral Account and any Illegality Security Account (and any such amount in an Optional Currency shall be calculated by the Agent in its Dollar equivalent by using the Issuing Bank's spot rate of exchange referred to in clause 2.8 as of the date of any relevant calculation), as such values and amounts are most recently determined by the Agent in its absolute discretion in accordance with the provisions of clause 8.2.2 and the other provisions of this Agreement including, without limitation and where applicable, by reference to the then most recent Borrowing Base Report available to the Agent.

(c)
The obligation of each Bank under this Agreement in respect of the RC Facility shall be to contribute that proportion of each Advance which, as at the Drawdown Date of such Advance, its Commitment bears to the Total Commitment.

(d)	The Banks agree to indemnify and keep indemnified, in their several Percentages and in accordance with the terms of this Agreement, the Issuing Bank in respect of the UCs and the Guarantee Facility.

2.1.2	Obligations several

The obligations of the Creditors under this Agreement are several; the failure of any Creditor to perform such obligations shall not relieve any other Creditor or the Borrower of any of their respective obligations or liabilities under this Agreement nor shall any Creditor be responsible for the obligations of any other Creditor (except for its own obligations, if any, as a Bank or Issuing Bank) under this Agreement.

2.1.3	Interests several

Notwithstanding any other term of this Agreement (but without prejudice to the provisions of this Agreement relating to or requiring action by the Majority Banks) the interests of the Creditors are several and the amount due to any Creditor is a separate and independent debt.  No Creditor however shall have the right to protect and enforce its rights arising out of this Agreement other than with the prior written consent of the Majority Banks but, provided such consent has been obtained, it shall not be necessary for any other Creditor to be joined as an additional party in any proceedings for this purpose.

2.2	Terms of RC Facility

2.2.1
Subject to the terms and conditions of this Agreement, each Advance under the RC Facility shall be made to the Borrower following receipt by the Agent from the Borrower of a Drawdown Notice for such Advance, not later than 10:00 a.m. on the third Banking Day before the date on which the Borrower proposes such Advance is made.  A Drawdown Notice shall be effective on actual receipt by the Agent and, once given, shall, subject as provided in clause 3.6.1, be irrevocable.

2.2.2	The Borrower shall be entitled to draw down the RC Facility in several Advances.

2.2.3
Each Advance of the RC Facility shall be a minimum of Five million Dollars ($5,000,000) and an integral multiple of Five million Dollars ($5,000,000) or any other amount as may be agreed by the Agent in its sole discretion or the balance of the Available Amount, Provided that no Advance may be drawn down under the RC Facility on any day:

(a)	of an amount exceeding the Available Amount on such day; or

(b)	of an amount which, when drawn down, would cause the Borrower to be in breach of clause 2.1.1(b) or clause 8.2.1; or

(c)	if the drawdown of such Advance would result in more than two (2) Advances or four (4) Utilisations having been made available under the Facilities during the same calendar week; or

(d)	if a Default has occurred and is continuing on such day.

2.2.4	Each Advance shall be denominated and advanced in Dollars only.

2.2.5
Upon receipt of a Drawdown Notice for an Advance complying with the terms of this Agreement, the Agent shall promptly notify each Bank and each Bank shall make available to the Agent, on the Drawdown Date for the relevant Advance, its portion of the relevant Advance for payment by the Agent in accordance with clause 6.2.

2.2.6	Any part of the Total Commitment which remains undrawn and uncancelled by the last day of the Availability Period applicable to it shall thereupon be automatically cancelled.

2.2.7
Without prejudice to the Borrower's obligations under clause 8.1.3, none of the Creditors shall have any responsibility for the application of the proceeds of the Loan or any part thereof by the Borrower.

2.3	Terms of Guarantee Facility

2.3.1
Subject to the fulfilment of the conditions precedent contained in clause 9 and the conditions contained in clause 2.3.4, the Borrower may request the issuance of a L/C by ensuring that the Issuing Bank and the Agent receive a completed Issue Request not later than 11.00 a.m. (Piraeus time) three (3) Banking Days prior to the intended Issue Date.

2.3.2	The Borrower undertakes with the Issuing Bank and each Bank to use each L/C only for the purpose stated in clause 1.1.2.

2.3.3	The Guarantee Facility shall terminate on the last day of the Availability Period.

2.3.4	The conditions referred to in clause 2.3.1 are that:

(a)	an Issue Date has to be a Banking Day during the Availability Period;

(b)	each L/C shall be denominated in Dollars or in an Optional Currency;

(c)	the Original Dollar Amount of a L/C shall be not less than $250,000 (or such other amount as is agreed by the Majority Banks) or such other amount as is available in accordance with paragraph (d);

(d)	the total amount of the Outstandings of all Banks and the Outstanding Amount of the L/C then to be made shall not exceed the lower of:

(i)	the Guarantee Facility Limit; and

(ii)	such amount as shall ensure that the Borrower is in compliance with clause 2.1.1(b) and clause 8.2.1 and shall remain in compliance with clause 8.2.1 after the issuance of the relevant UC;

(e)	each UC shall specify an Expiry Date and that Expiry Date shall be a date falling not later than the Final Maturity Date for the Guarantee Facility; and

(f)	no L/C may be issued if its issue would result in more than four (4) Utilisations having been made available under the Facilities during the same calendar week.

2.3.5
Each Issue Request must be signed by a duly authorised signatory of the Borrower and, once served, the Issue Request cannot be revoked without the prior consent of the Issuing Bank and the Agent (acting on the instructions of the Majority Banks).

2.3.6	Subject to the provisions of this Agreement, the Issuing Bank shall, on the Issue Date for a UC, issue the relevant L/C to the relevant Beneficiary.

2.3.7
For the purposes of (a) the definition of "Actual Exposure" in clause 1.2 and (b) clauses 2.3.4(d) and 8.2.1, the Outstanding Amount of each Optional Currency UC and the Original Dollar Amount of any Optional Currency L/C shall be multiplied by 110%.

2.4	Submission of Schedule of Receivables

The Borrower shall be entitled at any time to submit to the Agent and the Security Agent a Schedule of Receivables which the Borrower wishes to provide to the Security Agent as security under the Receivables Assignment. If the Borrower elects to do so or the Borrower elects to remedy any deficiency notified to it by the Agent pursuant to clause 8.2.1 by submitting a Schedule of Receivables, the Borrower shall submit to the Agent and the Security Agent (and in the case of clause 8.2.1, it shall do so within the time-limit provided for in clause 8.2.1(b)):

2.4.1
a Schedule of Receivables duly executed as a deed by the Borrower and setting out details of the Receivables which the Borrower wishes to provide to the Security Agent as security under the Receivables Assignment, provided that:

(a)
no more than five per cent (5%) of the aggregate of all such Receivables set out in such Schedule of Receivables shall be due from any one Customer (except the United States Navy and ExxonMobil Marine Ltd.); and

(b)	such Receivables shall not be subject to any other Encumbrance and shall not have been contained in a Schedule of Receivables previously delivered under this Agreement;

2.4.2
in respect of each Receivable contained in a Schedule of Receivables submitted to the Agent and the Security Agent under clause 2.4.1, a copy of the bunkering confirmation issued by the Borrower to the relevant Customer together with a copy of the Customer's confirmation of such bunkering confirmation, together evidencing the contract entered into between the Borrower and the Customer in relation to such Receivable and complying with the following requirements:

(a)
such bunkering confirmation when read together with the relevant Customer's confirmation shall include, whether expressly or by incorporation, all the terms of such contract between the Borrower and the Customer;

(b)
in the case of Receivables relating to oil bunkers and/or lubricants supplied to the Customer by the Borrower or its employees, such bunkering confirmation when read together with the relevant Customer's confirmation shall refer to and incorporate the Borrower's standard terms and conditions;

(c)
in the case of Receivables relating to oil bunkers and/or lubricants supplied to the Customer by any parties other than the Borrower or its employees, such bunkering confirmation shall contain the following wording:

"AMP's standard terms and conditions to apply, except as regards operational matters at the place of delivery, in relation to which supplier's terms and conditions shall apply";

2.4.3
in respect of each Receivable contained in a Schedule of Receivables submitted to the Agent and the Security Agent under clause 2.4.1, a copy of the receipt for the oil bunkers and/or lubricants supplied (as relevant) complying with the following requirements:

(a)
such receipt shall have been duly signed by the master or chief engineer on behalf of the vessel to which the Borrower has supplied such oil bunkers and/or lubricants (as relevant) as evidence of the relevant Customer's irrevocable payment obligations, free from any rights of set-off or other deduction;

(b)	in the case of oil bunkering receipts or lubricant sales receipts issued by any parties other than the Borrower or its employees, such receipt shall:

(i)	contain an express acknowledgement to the effect that the relevant third party has supplied the relevant Receivables to the Customer for and on behalf of the Borrower; and

(ii)	set out the number of the relevant bunkering confirmation to which such receipt relates;

(c)	in the case of oil bunkering receipts, such receipt shall be dated no more than 45 days before the relevant Issue Date and shall have a payment tenor of no more than 30 days;

(d)	in the case of lubricant sales receipts, such receipt shall be dated no more than 60 days before the relevant Issue Date and shall have a payment tenor of no more than 60 days;

2.4.4	for each copy of a receipt delivered under clause 2.4.3, a certificate duly signed by an officer of the Borrower, certifying that the copy of the relevant receipt is true and up to date; and

2.4.5	for each copy of a receipt delivered under clause 2.4.3, a carbon copy of the relevant invoice issued to the relevant Customer, complying with the following requirements:

(a)	in the case of oil bunkering invoices, such invoice shall have a payment tenor of no more than 30 days as of the date of the relevant receipt; and

(b)	in the case of lubricant sales invoices, such invoice shall have a payment tenor of no more than 60 days as of the date of the relevant receipt.

2.5	Reset Date

Reset Date shall be each date when the Borrower, after the Agent has served a notice in accordance with clause 8.2.1 notifying it of a deficiency thereunder, submits a Schedule of Receivables pursuant to clause 2.4 in order to remedy the relevant deficiency notified by the Agent.

2.6	Extension of Expiry Date

The Borrower may, by notice in writing to the Agent and the Issuing Bank signed by a duly authorised signatory of the Borrower not later than 11.00 a.m. (Piraeus time) five (5) Banking Days prior to the Expiry Date of a UC, request that the Banks approve the extension of such Expiry Date.  Subject to compliance with the following conditions:

2.6.1	the extended Expiry Date shall be a date falling not later than the Final Maturity Date for the Guarantee Facility;

2.6.2	no Default has occurred and is continuing as at the date on which such extension is implemented;

2.6.3	the representations and warranties in clause 7 and those (if any) in the Security Documents would be true and not misleading if repeated on the date of the request for extension; and

2.6.4	the Agent is satisfied that the test contained in clause 2.1.1(b) and in clause 8.2.1 would not then or in the future be breached by reason of the requested extension,

the Banks (acting through the Agent) shall agree to and implement such request by amending and re-issuing the relevant L/C.

2.7	Selection of Optional Currencies for L/Cs

2.7.1	If a L/C is to be issued in an Optional Currency, the Borrower shall specify such Optional Currency in the relevant Issue Request submitted in accordance with clause 2.3.1.

2.7.2	If the Borrower fails to specify an Optional Currency, it shall be deemed to have specified Dollars for the UC concerned.

2.8	Amount of Optional Currencies

2.8.1
In this clause 2.8, the "Issuing Bank's spot rate of exchange" means the Issuing Bank's rate of exchange for the purchase in the London Foreign Exchange Market of the appropriate amount of the relevant Optional Currency with Dollars at or about 11.00 a.m. on, as the case may be, each Issue Date on which an Optional Currency UC is to be issued or on which a previously issued Optional Currency L/C remains outstanding, the Settlement Date of an Optional Currency L/C and each Reset Date or on any other date when compliance with clause 8.2.1 is tested by the Agent, as relevant (each an "L/C Valuation Date").

2.8.2	On each UC Valuation Date the Agent shall determine:

(a)	in the case of an Issue Date, the Outstanding Amount of each Optional Currency L/C then outstanding or to be issued on that L/C Valuation Date;

(b)	in the case of a Settlement Date, the Outstanding Amount of each relevant Optional Currency L/C; and

(c)	in the case of a Reset Date or any other date when compliance with clause 8.2.1 is tested by the Agent, the Outstanding Amount of each Optional Currency L/C then outstanding,

by converting the amount of such L/C in the Optional Currency into Dollars on the basis of the Issuing Bank's spot rate of exchange.

2.8.3
The Issuing Bank shall promptly notify the Agent and the Agent shall notify the Banks and the Borrower of the Issuing Bank's spot rate of exchange (as to which the Issuing Bank's determination shall, in the absence of manifest error, be conclusive on the Borrower and the other Creditors) and of the Outstanding Amounts hereunder as soon as they are ascertained.

2.9	Reduction of UCs

The Outstanding Amount of a UC shall not be treated as reduced for the purposes of this Agreement unless and until:

2.9.1	the Issuing Bank has received a written confirmation from the Beneficiary of such L/C of the amount of such reduction; or

2.9.2
the Issuing Bank has notified the Agent and the Agent has notified the Borrower in writing that (notwithstanding the absence of a written confirmation from the Beneficiary of such UC) it is satisfied that its liability under the L/C has been irrevocably reduced or discharged; or

2.9.3	the amount of the L/C irrevocably and unconditionally reduces in accordance with its terms; or

2.9.4
the expiry date of the L/C elapses and the Issuing Bank has notified the Agent and the Agent has notified the Borrower in writing that it is satisfied that no claim or demand has been made, or may thereafter be made, under the L/C.

If the Outstanding Amount of a L/C has been reduced pursuant to this clause 2.9, the Outstandings of each Bank shall be reduced by such Bank's Percentage of the amount of the reduction of the UC.

2.10	Settlement of L/Cs

2.10.1
The Issuing Bank shall, immediately after receiving a demand from, or after being notified by, a Beneficiary that it is required to make payment under a L/C, notify the Agent, and the Agent shall notify the Borrower and the Banks that such payment is due and of the Settlement Amount and the Settlement Date.

2.10.2
The Borrower shall immediately after notification from the Agent under clause 2.10.1 reimburse the Settlement Amount to the Issuing Bank by payment forthwith to the Agent for the account of the Issuing Bank on the Settlement Date of the Settlement Amount in Dollars or, if the relevant L/C was issued in an Optional Currency, in such Optional Currency.

2.11	L/C payments

The Borrower:

2.11.1	irrevocably authorises the Issuing Bank to make any payment demanded from it pursuant to a UC if that demand is made in accordance with its terms;

2.11.2
accepts that any demand for payment made by the Beneficiary pursuant to a L/C and which is made in accordance with its terms shall be conclusive evidence that the Issuing Bank was liable to make payment under that L/C and any payment which the Issuing Bank makes pursuant to any such demand shall be accepted by the Borrower as binding upon the Borrower; and

2.11.3
acknowledges and agrees that the Issuing Bank shall not in any circumstances whatsoever be liable to the Borrower in respect of any loss or damage suffered by the Borrower by reason of the Issuing Bank making a payment to the Beneficiary in connection with any payment demanded under a L/C.

2.12	No impairment

The Borrower shall neither be discharged from any of its liabilities or obligations under clauses 2.10.2 and 4.1 by, nor have any claim against any Creditor in respect of:

2.12.1	any misrepresentation or non-disclosure in respect of the affairs or condition of a Creditor made to the Borrower by any person; or

2.12.2
a Beneficiary and/or any Creditor releasing or granting any time or any indulgence whatsoever or making any settlement, composition or arrangement with the Borrower, a Beneficiary, any other Security Party or any other person; or

2.12.3
a Beneficiary and/or any Creditor asserting or pursuing, failing or neglecting to assert or pursue, or delaying in asserting or pursuing, or waiving, any of their rights or remedies against the Borrower, a Beneficiary, any other Security Party or any other person; or

2.12.4
a Beneficiary and/or any Creditor and/or the Borrower, with the consent of the Borrower (or with or without the consent of the Borrower in the case of any variation agreed between a Beneficiary and the Borrower or the person whose obligations are guaranteed thereby), making, whether expressly or by conduct, any variation to any UC; or

2.12.5	a Beneficiary and/or any Creditor and/or the Borrower:

(a)
taking, accepting, varying, dealing with, enforcing, abstaining from enforcing, surrendering or releasing any security in relation to a Beneficiary or any Creditor or the Borrower or any other person in such manner as it or they think fit; or

(b)	claiming, proving for, accepting or transferring any payment in respect of the obligations and liabilities of the Borrower and/or a Beneficiary relative to any UC or under this

Agreement in any composition by, or winding up of, the Borrower and/or any third party or abstaining from so claiming, proving, accepting or transferring; or

2.12.6	any assignment or transfer by a Beneficiary of, or any succession to, any of its rights relative to any UC.

2.13	Expiry Date after the Final Maturity Date

Without prejudice to the rights of the Issuing Bank under clauses 2.3.4 and 2.6, if the Banks in their absolute and unfettered discretion, and following a relevant request by the Borrower, agree that the Issuing Bank issues a L/C with an Expiry Date falling later than the Final Maturity Date for the Guarantee Facility, or agree to the extension of the Expiry Date of an existing L/C beyond the Final Maturity Date for the Guarantee Facility, the Borrower undertakes with each Creditor to place funds to the credit of the Cash Collateral Account in the currency in which the relevant L/C is denominated and in such amount as determined by the Agent (acting on the instructions of the Majority Banks in their absolute discretion) (which, in any event, shall be no less than the Outstanding Amount of the relevant L/C).

2.14	Payment by Banks

If the Borrower fails to make payment on due date in respect of a L/C in accordance with clause 2.10.2 or clause 10.4.2, each Bank shall pay to the Agent for the account of the Issuing Bank on demand an amount in the currency payable by the Issuing Bank under such L/C equal to such Bank's Percentage of (a) the amount paid by the Issuing Bank under such UC and any interest thereon calculated in accordance with clause 3.1.2 less (b) any amount received by the Issuing Bank from the Borrower in respect of such UC less (c) any amount standing to the credit of the Cash Collateral Account in respect of the L/Cs.

2.15	Banks' authorisation to Issuing Bank

The Banks hereby authorise the Issuing Bank to issue L/Cs under this Agreement and agree that the Issuing Bank may, with respect to any UC issued by it, make such arrangements for advising or confirming the same and administer the same (including amendments thereto within the terms of this clause 2) as the Issuing Bank thinks fit.

2.16	Cancellation

If by [15 October 2009] the conditions precedent referred to in clause 9.1 have not been satisfied in full or otherwise waived in writing, or no Facility has been utilised, then on such date the Facilities shall cease to be available and each of the RCF Limit and the Guarantee Facility Limit shall be reduced to zero and cancelled forthwith.

3	Interest and Interest Periods

3.1	Normal interest rate

3.1.1	RC Facility

The Borrower shall pay interest on each Advance in respect of each Interest Period relating thereto on each Interest Payment Date (or, in the case of Interest Periods of more than three (3) months, by instalments, the first such instalment payable three (3) months from the commencement of the Interest Period and the subsequent instalments payable at intervals of three (3) months or, if shorter, the period from the date of the preceding instalment until the Interest Payment Date relative to such Interest Period) at the rate per annum determined by the Agent to be the aggregate of (a) the Margin, (b) LIBOR for such Interest Period and (c) the Mandatory Cost, if any.

3.1.2	Guarantee Facility - interest before demand

If the Borrower shall be obliged to reimburse the Issuing Bank for a Settlement Amount on the relevant Settlement Date pursuant to clause 2.10.2 but shall fail to do so, it shall pay to the Agent for the account of the Issuing Bank interest on that Settlement Amount from the relevant Settlement Date to the date the Issuing Bank is reimbursed by the Borrower hereunder or the date on which the Agent makes demand on the Banks pursuant to clause 2.14 (whichever shall be earlier) at a rate per annum (as determined by the Agent) equal to the Issuing Bank's cost of funding such amount (expressed as a percentage of such amount).  If any amount remains unpaid after demand has been made on the Banks, clause 3.4 shall apply.

3.2	Selection of Interest Periods

The Borrower may by notice received by the Agent not later than 10:00 a.m. on the third Banking Day before the beginning of each Interest Period specify whether such Interest Period shall have a duration of one (1) week, two (2) weeks, three (3) weeks, one (1) month, two (2) months or three (3) months (subject always to availability in the London Interbank Market as determined by the Agent in its absolute discretion), as the Borrower may select and the Agent (acting on the instructions of all the Banks) may agree.

3.3	Determination of Interest Periods

Every Interest Period shall be of the duration specified by the Borrower pursuant to clause 3.2 but so that:

3.3.1
the initial Interest Period in respect of each Advance shall commence on the date such Advance is made and each subsequent Interest Period for such Advance shall commence on the last day of the previous Interest Period for such Advance;

3.3.2	if any Interest Period in respect of an Advance would otherwise overrun the Final Maturity Date for the RC Facility, such Interest Period shall end on the Final Maturity Date for the RC Facility; and

3.3.3
if the Borrower fails to specify the duration of an Interest Period in accordance with the provisions of clause 3.2 and this clause 3.3 such Interest Period shall have a duration of three (3) months or such other period as shall comply with this clause 3.3.

3.4	Default interest

If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.4) on its due date for payment under any of the Security Documents, the Borrower shall pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Agent pursuant to this clause 3.2.  The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than six (6) months as selected by the Agent, each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period.  The rate of interest applicable to each such period shall be the aggregate (as determined by the Agent) of (a) two per cent (2%) per annum, (b) the Margin (but not in respect of sums due under the Guarantee Facility), (c) LIBOR for such period or, for any amounts denominated in euros, EURIBOR for such period and (d) the Mandatory Cost (if any) in respect of the Loan and the RC Facility.  Such interest shall be due and payable on the last day of each such period as determined by the Agent and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date and interest shall be payable on such principal sum during such period at a rate of two per cent (2%) above the rate applicable thereto immediately before it shall have become so due and payable.  If, for the reasons specified in clause 3.6.1, the Agent is unable to determine a rate in accordance with the foregoing provisions of this clause 3.2, each Bank shall promptly notify the Agent of the cost of funds to such Bank and interest on any sum not paid on its due date for payment shall be calculated for each Bank at a rate determined by the Agent to be two per cent (2%) per annum above the aggregate of the Margin (but not in respect of sums due under the Guarantee Facility) and the cost of funds to such Bank.

3.5	Notification of Interest Periods and interest rate

The Agent shall notify the Borrower, the Banks and the Issuing Bank promptly of the duration of each Interest period and of each rate of interest (or, as the case may be default interest) determined by it under this clause 3.

3.6	Market disruption; non-availability

3.6.1	If and whenever, at any time prior to the commencement of any Interest Period:

(a)
the Agent shall have determined (which determination shall, in the absence of manifest error, be conclusive) that adequate and fair means do not exist for ascertaining LIBOR or (as the case may be) EURIBOR during such Interest Period; or

(b)	where applicable, the Reference Bank does not supply the Agent with a quotation for the purpose of calculating LIBOR or (as the case may be) EURIBOR; or

(c)
the Agent shall have received notification from one or more Banks, that deposits in Dollars are not available to such Bank or Banks in the London Interbank Market in the ordinary course of business in sufficient amounts to fund the Loan or their Contributions for such Interest Period or that LIBOR does not accurately reflect the cost to such Bank or Banks of obtaining such deposits, the Agent shall forthwith give notice (a "Determination Notice") thereof to the Borrower, the Issuing Bank and to each of the Banks.  A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue.  After the giving of any Determination Notice the undrawn amount of the Total Commitment shall not be borrowed and no further UC shall be issued, until notice to the contrary is given to the Borrower and the other Creditors by the Agent.

3.6.2
During the period of ten (10) days after any Determination Notice has been given by the Agent under clause 3.6.1, each Bank shall certify an alternative basis (the "Alternative Basis") for funding its Commitment or maintaining its Contribution.  The Alternative Basis may at the Bank's sole and unfettered discretion (without limitation) include alternative interest periods, alternative currencies or alternative rates of interest but shall include a margin above the cost of funds to such Bank equivalent to the Margin.  The Agent shall calculate the arithmetic mean of the Alternative Bases provided by the relevant Banks (the "Substitute Basis") and certify the same to the Borrower and the Banks.  The Substitute Basis so certified shall be binding upon the Borrower and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Agent notifies the Borrower that none of the circumstances specified in clause 3.6.1 continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall apply.

4	Indemnities; repayments; cancellations; prepayments

4.1	Borrower's indemnity

4.1.1	The Borrower undertakes:

(a)
to pay to the Agent (for the account of the Issuing Bank) upon demand by the Agent an amount equal to each amount and in the same currency as demanded from or paid by the Issuing Bank under any L/C and not otherwise fully paid or repaid by the Borrower under this Agreement;

(b)
to pay to the Agent (for the account of the Banks rateably in accordance with their respective Percentages) upon demand by the Agent an amount equal to each amount paid by the Banks under any of clauses 2.14 and 4.2.1; and

(c)
to indemnify the Issuing Bank and the Banks and each of them severally on demand against all actions, claims, demands, liabilities, costs, losses, damages and expenses of whatsoever nature and howsoever incurred or any penalty or other expenditure which may result or which the Issuing Bank or any Bank may incur, suffer or sustain in connection with or arising in any way whatsoever out of this Agreement or the issuing of the L/Cs.

4.1.2
The Issuing Bank and each Bank shall be entitled to pay immediately any amount for which a demand or request has been made at any time under any L/C without any reference to or further authority from the Borrower and neither the Agent, the Issuing Bank nor any Bank shall be under any duty to investigate or enquire whether any claim or demand on the Issuing Bank or any Bank shall have been properly made notwithstanding that the Borrower may dispute the validity of such claim or demand.  The liabilities of the Borrower under this Agreement shall be in no way prejudiced, affected or diminished by the fact that the Issuing Bank or any Bank was or might have been justified in refusing payment of any amount claimed or demanded.

4.2	Banks' indemnities

4.2.1
Each Bank severally undertakes that it will upon demand by the Agent indemnify the Issuing Bank in an amount equal to such Bank's Percentage of any amount payable by the Borrower to or for the account of the Issuing Bank pursuant to this Agreement but unpaid (save that in respect of any such amount which is described in clause 2.14, the indemnity of that clause 2.14 prevails over the indemnity of this clause 4.2.1).  Each Bank undertakes to pay to the Agent (for the account of the Issuing Bank) interest upon any amounts payable by such Bank pursuant to this clause 4.2.1 from the date of demand in relation to any sum demanded of such Bank pursuant to this clause 4.2.1 to the date of actual payment by such Bank at a rate equal to the Issuing Bank's cost of funding such amount (expressed as a percentage of such amount).  Such interest shall be payable from time to time on demand by the Agent.

4.2.2
The Issuing Bank shall be entitled to pay immediately any amount for which a demand or request has been made at any time under any UC, without any reference to or further authority from the Banks and, subject as provided in clause 4.2.3, the Issuing Bank shall not be under any duty to investigate or enquire whether any claim or demand on the Issuing Bank shall have been properly made notwithstanding that a Bank may dispute the validity of such claim or demand.  Subject as provided in clause 4.2.3, the liabilities of each Bank under this Agreement shall be in no way prejudiced, affected or diminished by the fact that the Issuing Bank was or might have been justified in refusing payment of any amount claimed or demanded.

4.2.3
The Banks shall not be liable to indemnify the Issuing Bank in respect of any losses, damages, costs or expenses suffered or incurred by the Issuing Bank by reason of the Issuing Bank failing to examine documents presented under a L/C with reasonable care to ascertain that they appear on their face to be in accordance with the terms and conditions of such L/C.

4.2.4
If any Bank fails to make any payment to the Agent for the account of the Issuing Bank pursuant to clause 2.14 or this clause 4.2 on the due date (for the purposes of this clause 4.2.4, any such unpaid amount, an "overdue amount") then until such Bank's failure has been remedied in full, the Issuing Bank shall be entitled to (a) in respect of any overdue amount, the benefit of such Bank's share of the Borrower's indemnity under clause 4.1 and the benefit of all security then existing or thereafter created to secure the obligations of the Borrower under this Agreement to which such Bank would have been entitled had it performed its obligations in full as aforesaid, (b) such Bank's rights to letter of credit commissions under this Agreement in respect of the L/C in respect of which it has failed to perform its obligations and (c) such Bank's Percentage as corresponds to each overdue amount for the purpose of determining the Majority Banks.  The rights conferred upon the Issuing Bank by this clause 4.2.4 shall be in addition and without prejudice to its other rights against such Bank under this clause 4.2.

4.3	Repayment and voluntary prepayments of RC Facility

4.3.1	Repayment

The Borrower shall repay each Advance of the RC Facility in full on the Final Maturity Date for the RC Facility.

4.3.2	Extension of Final Maturity Date

(a)
The Banks (acting unanimously) shall be entitled, in their absolute and unfettered discretion, to extend the Final Maturity Date for a Facility for such period as the Borrower may request and the Banks may agree in their absolute and unfettered discretion, provided that the Borrower has sent to the Agent a request in writing to that effect not later than 1 July 2010.

(b)
The Agent will notify the Banks of the contents of any such request as soon as practicable after receipt thereof but any Bank shall be entitled to decline such request in its absolute and unfettered discretion.  If the Banks acting unanimously agree to extend the then current Final Maturity Date for a Facility, the Agent will notify the Borrower in writing (each such notice, an "Extension Notice") of the Banks' agreement to extend and of the new Final Maturity Date for that Facility, not later than seven (7) days prior to the then current Final Maturity Date for that Facility.  If the Agent has not sent an Extension Notice to the Borrower by such time, it shall be deemed that the Banks have declined the Borrower's request for an extension.

(c)
The Borrower shall procure that it and the other Security Parties shall, at the Borrower's own cost and expense, enter into and deliver to the Agent such documentation as the Agent may require in its absolute discretion in relation to any such extension of the Final Maturity Date for any Facility (including, without limitation, an amendment to this Agreement and documents and evidence of the type referred to in schedule 2 in connection with any such amendments).

(d)
If and when the Final Maturity Date for a Facility is extended in accordance with this clause 4.3.2, the Banks shall have the right each time on the expiration of the then current Final Maturity Date for a Facility to extend the then current Final Maturity Date for that Facility for such further period as the Borrower may request and the Banks acting unanimously may agree in their absolute and unfettered discretion and, in each such case, the provisions of this clause 4.3.2 shall apply to each such option to extend mutatis mutandis.

4.3.3	Voluntary prepayments

The Borrower may prepay an Advance of the RC Facility in whole or part (such part being in an amount of [Five million Dollars ($5,000,000)] or any larger sum which is an integral multiple of [Five million Dollars ($5,000,000))] on any Interest Payment Date relating to the part of the Advance to be prepaid without premium or penalty but subject always to their obligations under clause 4.4.

4.4	Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with:

4.4.1	accrued interest on the amount to be prepaid to the date of such prepayment;

4.4.2	any additional amount payable under clauses 6.6 or 12.2; and

4.4.3
all other sums payable by the Borrower to the Creditors under this Agreement or any of the other Security Documents including, without limitation, any accrued commissions payable under clause 5.1 and any amounts payable under clause 11.

4.5	Notice of prepayment; re-borrowing

4.5.1	No prepayment may be effected under clause 4.3.3 unless the Borrower shall have given the Agent at least two (2) Banking Days' notice of its intention to make such prepayment.

4.5.2
Every notice of prepayment given under clause 4.3.3 shall be effective only on actual receipt by the Agent, shall be irrevocable, shall specify the Advance and the amount thereof to be prepaid and shall oblige the Borrower to make such prepayment on the date specified.

4.5.3
Any amount to be prepaid pursuant to clause 4.3.3 in respect of a RC Facility shall be applied in prepayment of such Advance or Advances of the RC Facility, and in such manner as between them, as specified by the Borrower.

4.5.4	Any part of the Loan to be prepaid pursuant to clause 8.2.1(a) shall be applied in such manner as the Agent may notify the Borrower that the Majority Banks require in their absolute discretion.

4.5.5	Any reduction of the RCF Limit pursuant to this Agreement, shall reduce the Commitments of all Banks pro rata.

4.5.6
Unless and to the extent that the RCF Limit has been reduced on or prior to the date of any such prepayment and subject to the other terms of this Agreement, amounts of the RC Facility or part thereof prepaid under this Agreement may be re-borrowed.

4.5.7	The Borrower may not prepay the Loan or any part thereof save as expressly provided in this Agreement.

5	Fees, commissions and expenses

5.1	Fees

The Borrower shall pay to the Agent:

5.1.1	for the account of the Arranger, on the date of this Agreement, an arrangement fee in the amount of $85,000;

5.1.2
for the account of the Banks pro rata in accordance with their Percentages, on each of the dates falling at three (3) monthly intervals after the date of this Agreement until the last day of the Availability Period, and on such day, commitment commission computed from the date of this Agreement (in the case of the first payment of commission) and from the due date of the preceding payment of commission (in the case of each subsequent payment) at the rate of zero point four five per cent (0.45%) per annum on the daily undrawn and available amount of the RCF Limit;

5.1.3
for the account of the Banks pro rata in accordance with their Percentages, in respect of each UC, on the last day of each calendar month up to the Expiry Date of such L/C and on the Expiry Date of such L/C, letter of credit commission on the daily Outstanding Amount of such UC, computed in respect of that UC from its Issue Date (in the case of the first payment of commission) and from the due date of the preceding payment of commission (in the case of each subsequent payment) at the following respective rates in respect of each type of L/C:

(a)	in respect of Documentary L/Cs, zero point five zero per cent (0.50%) per annum;

(b)	in respect of Transaction Related Standby L/Cs, one point five zero per cent (1.50%) per annum; and

(c)	in respect of Direct Credit Substitutes, two point five zero per cent (2.50%) per annum; and

5.1.4	for the account of the Issuing Bank:

(a)	on the Issue Date for a L/C, a processing fee of $500 in respect of each L/C so issued on such date; and

(b)	on the date of amendment of a L/C, an amendment fee of $250 in respect of each such amendment of each L/C.

The fees and the commissions referred to in this clause 5.1 shall be payable by the Borrower whether or not any drawing is ever made under the RC Facility or, except in the case of clauses 5.1.3 and 5.1.4, any L/C is ever issued.  All monies payable pursuant to this clause are nonrefundable.

5.2	Expenses

The Borrower shall pay to the Agent on a full indemnity basis on demand all expenses (including legal, printing and out-of-pocket expenses) incurred by any Creditor:

5.2.1
in connection with the negotiation, preparation, execution and, where relevant, registration of the Security Documents and of any amendment or extension of or the granting of any waiver or consent under, any of the Security Documents; and

5.2.2
in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, any of the Security Documents, or otherwise in respect of the moneys owing under any of the Security Documents together with interest at the rate referred to in clause 3.2 from the date on which such expenses were incurred, in each case to the date of payment (as well after as before judgment).

5.3	Value added tax

All fees, commissions and expenses payable pursuant to this clause 5 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon.  Any value added tax chargeable in respect of any services supplied by any of the Creditors under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

5.4	Stamp and other duties

The Borrower shall pay all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by any of the Creditors) imposed on or in connection with any of the Security Documents, the Facilities, the L/Cs or any amount owing pursuant to clauses 2.10.2 or 4.1.1 and shall indemnify the Creditors against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.

6	Payments and taxes; accounts and calculations

6.1	No set-off or counterclaim

The Borrower acknowledges that in performing their obligations under this Agreement the Banks will be incurring liabilities to third parties in relation to the funding of amounts to the Borrower, such liabilities matching the liabilities of the Borrower to the Banks and that it is reasonable for the Banks to be entitled to receive payments from the Borrower gross on the due date in order that the Banks are put in a position to perform their matching obligations to the relevant third parties. All payments to be made by the Borrower under any of the Security Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 6.6, free and clear of any deductions or withholdings, in Dollars or the relevant Optional Currency in which they are denominated (except for changes or expenses which shall be paid in the currency in which they are incurred) on the due date (for value on the day on which payment is due) and shall be made to the account of the Agent as follows:

6.1.1	if in Dollars:

(a)	by not later than 09.00 a.m. (New York time) on the due date;

(b)
in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement); and

(c)	to the account of such bank in such place in the country of that currency as the Agent may from time to time notify to the Borrower;

6.1.2	if in an Optional Currency (other than euros and Sterling):

(a)
by not later than 11.00 a.m. local time in the place for payment (or such other time as may be required law or practice for the settlement of foreign exchange transactions in the place of payment) on the due date; and

(b)
in lawful money of the country of that currency which is freely transferable and convertible into Dollars and in immediately available funds to the account of such bank in such place in the country of that currency as the Agent shall from time to time notify to the Borrower;

6.1.3	if in Sterling:

(a)	by not later than 11.00 a.m. (London time) on the due date;

(b)	in immediately available funds; and

(c)	to such account of the Agent with such bank as the Agent shall from time to time notify to the Borrower; and

6.1.4	if in euros:

(a)	by not later than 11.00 a.m. (London time) on the due date;

(b)	in immediately available funds; and

(c)	to such account of the Agent with such bank as the Agent shall from time to time notify to the Borrower.

Save as otherwise provided in this Agreement or any relevant Security Documents, such payments shall be for the account of all the Banks and the Agent shall forthwith distribute such payments in like funds as are received by the Agent to the Banks rateably in accordance with their respective Percentage.

6.2	Payment by the Banks

6.2.1
All sums to be advanced by the Banks to the Borrower under the RC Facility under this Agreement shall be remitted in Dollars on the Drawdown Date for the relevant Advance to the account of the Agent at such bank as the Agent may have notified to the Banks and shall be paid by the Agent on such date in like funds as are received by the Agent to the account specified in the Drawdown Notice for such Advance.

6.2.2
All payments to be made by a Bank to or for the account of the Issuing Bank or the Agent under this Agreement shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 6.6.2, free and clear of any deductions or withholdings, in Dollars (if the relevant payment is due in Dollars) or in the relevant Optional Currency (if the relevant payment is due in an Optional Currency) on the due date to the account of the Agent at such bank as the Agent may from time to time specify for this purpose and, in the case of payments for the account of the Issuing Bank, shall be paid by the Agent on such date in like funds as are received by the Agent to the Issuing Bank.

6.3	Non-Banking Days

When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

6.4	Calculations

All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and:

(a)	in the case of payments denominated in Dollars or an Optional Currency other than Sterling, on the basis of a three hundred and sixty (360) day year; or

(b)	in the case of payments denominated in Sterling, on the basis of a three hundred and sixty five (365) day year.

6.5	Certificates conclusive

Any certificate or determination of the Agent or the Issuing Bank as to any rate of interest or any other amount pursuant to and for the purposes of any of the Security Documents shall, in the absence of manifest error, be conclusive and binding on the Borrower.

6.6	Grossing-up for Taxes

6.6.1
If at any time the Borrower is required to make any deduction or withholding in respect of Taxes from any payment due under any of the Security Documents for the account of any Creditor or if the Agent or the Security Agent is required to make any deduction or withholding from a payment to another Creditor or withholding in respect of Taxes from any payment due under any of the Security Documents, the sum due from the Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the relevant Creditor receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrower shall indemnify each Creditor against any losses or costs incurred by it by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment.  The Borrower shall promptly deliver to the Agent any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

6.6.2
If at any time any Bank is required to make any deduction or withholding in respect of Taxes from any payment due under this Agreement for the account of the Agent or the Issuing Bank, the sum due from such Bank in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Agent or the Issuing Bank (as the case may be) receives on the due date for such payment (and retains free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and each Bank shall indemnify the Agent or the Issuing Bank against any losses or costs incurred by either of them by reason of any failure of such Bank to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment.

6.7	Loan account

Each of the Banks and the Issuing Bank shall maintain, in accordance with its usual practice, an account or accounts evidencing the amounts from time to time lent by, owing to and paid to it under the Security Documents.  Each of the Agent and the Security Agent shall maintain a control account, showing the Loan, any amounts owing under clauses 2.10.2 or 4.1.1, the Outstandings of all the Banks and other sums owing to the Banks and the Issuing Bank under the Security Documents and all payments in respect thereof made from time to time. Each such control account shall, in the absence of manifest error, be conclusive as to the amount from time to time owing by the Borrower under the Security Documents.

6.8	Agent may assume receipt

Where any sum is to be paid under any of the Security Documents to the Agent or, as the case may be, the Security Agent for the account of another person, the Agent or, as the case may be, the Security Agent may assume that the payment will be made when due and the Agent or, as the case may be, the Security Agent may (but shall not be obliged to) make such sum available to the person so entitled.  If it proves to be the case that such payment was not made to the Agent or, as the case may be, the Security Agent, then the person to whom such sum was so made available shall on request refund such sum to the Agent or, as the case may be, the Security Agent together with interest thereon sufficient to compensate the Agent or, as the case may be, the Security Agent for the cost of making available such sum up to the date of such repayment and the person by whom such sum was payable shall indemnify the Agent or, as the case may be, the Security Agent for any and all loss or expense which the Agent or, as the case may be, the Security Agent may sustain or incur as a consequence of such sum not having been paid on its due date.

6.9	Partial payments

If, on any date on which a payment is due to be made by the Borrower under any of the Security Documents, the amount received by the Agent from the Borrower falls short of the total amount of the payment due to be made by the Borrower on such date then, without prejudice to any rights or remedies available to the Creditors or any of them under any of the Security Documents, then the Agent shall apply the amount actually received from the Borrower in or towards discharge of the obligations of the Borrower under the Security Documents in the following order, notwithstanding any appropriation made, or purported to be made, by the Borrower:

6.9.1	firstly, in or towards payment, on a pro rata basis, of any unpaid costs and expenses of the Creditors or any of them under any of the Security Documents;

6.9.2
secondly, in or towards payment, on a pro rata basis, of any fees payable to the Arranger, the Agent, the Issuing Bank or any other Creditor under, or in relation to, the Security Documents which remain unpaid;

6.9.3	thirdly, in or towards payment to the Banks, on a pro rata basis, of any accrued commissions payable under clause 5.1 which shall have become due but remain unpaid;

6.9.4	fourthly, in or towards payment to the Banks and the Issuing Bank, on a pro rata basis, of any accrued interest which shall have become due under any of the Security Documents but remains unpaid;

6.9.5
fifthly, in or towards payment to the Banks and the Issuing Bank, on a pro rata basis, of any amounts of principal in respect of the Loan or owing under clauses 2.10.2 or 4.1.1, which shall have become due but remains unpaid;

6.9.6
sixthly, in or towards payment to any Bank for any loss suffered by reason of any payment in respect of principal not being effected on an Interest Payment Date relating to the part of principal so repaid and which amounts are so payable under this Agreement; and

6.9.7
seventhly, in or towards payment to the relevant person of any other sum which shall have become due under any of the Security Documents but remains unpaid (and, if more than one such sum so remains unpaid, on a pro rata basis).

The order of application set out in clauses 6.9.3 to 6.9.7 may be varied by the Agent if all the Banks so direct without any reference to, or consent or approval from the Borrower.

6.10	Types of L/C

For all purposes of this Agreement, the Issuing Bank shall determine (which determination shall be conclusive and binding on the Borrower and the other Creditors) whether a UC is to be classified as a Documentary UC, a Transaction Related Standby L/C or a Direct Credit Substitute.

7	Representations and warranties

7.1	Continuing representations and warranties

   The Borrower represents and warrants to each Creditor that:

7.1.1	Due incorporation

the Borrower and each of the other Security Parties are duly incorporated and validly existing in good standing under the laws of their respective countries of incorporation as corporations and have power to carry on their respective businesses as they are now being conducted and to own their respective property and other assets;

7.1.2	Corporate power

the Borrower has power to execute, deliver and perform its obligations under the Security Documents to which it is or is to be a party and to borrow the Loan and any other borrowings and liabilities under this Agreement, and each of the other Security Parties has power to execute and deliver and perform its obligations under the Security Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of the Borrower to borrow will be exceeded as a result of borrowing the Loan or any other borrowings and liabilities under this Agreement or any other transaction contemplated by this Agreement or the other Security Documents;

7.1.3	Binding obligations

the Security Documents constitute or will, when executed, constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms;

7.1.4	No conflict with other obligations

the execution and delivery of, the performance of their obligations under, and compliance with the provisions of, the Security Documents by the relevant Security Parties, will not (a) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Borrower or any other Security Party is subject, (b) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Borrower or any other Security Party is a party or is subject or by which it or any of its property is bound, (c) contravene or conflict with any provision of the constitutional documents of the Borrower or any other Security Party or (d) result in the creation or imposition of or oblige the Borrower or any other Security Party to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of the Borrower or any other Security Party;

7.1.5	No litigation

no litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of any of the officers of the Borrower, threatened against the Borrower or any other Security Party which could have a material adverse effect on the business, assets or financial condition of the Borrower or any other Security Party or any other member of the Group or the Group as a whole;

7.1.6	No filings required

it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to the Security Documents and each of the Security Documents is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

7.1.7	Choice of law

the choice of English law to govern the Security Documents, and the submissions by the Security Parties to the non-exclusive jurisdiction of the English courts, are valid and binding;

7.1.8	No immunity

neither the Borrower nor any other Security Party nor any of their respective assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

7.1.9	Consents obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of the Security Documents or the performance by each Security Party of its obligations under the Security Documents has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same; and

7.1.10	Shareholdings

(a)	the Borrower is a wholly-owned direct Subsidiary of the Corporate Guarantor; and

(b)	no less than 26% of the total issued voting share capital of the Corporate Guarantor is ultimately beneficially owned by Mr Dimitrios Melisanidis; and

(c)
no person or persons acting in concert (other than Mr Dimitrios Melisanidis) are the ultimate beneficial owners of more than 50% (or of any other percentage higher than that owned by Mr Dimitrios Melisanidis), of the total issued voting share capital of the Corporate Guarantor or have the control of the Corporate Guarantor or of its board of directors (and "control" shall have the meaning given to it in the definition of "Subsidiary" in clause 1.2);

7.1.11	Financial statements correct and complete

the unaudited consolidated financial statements of the Group in respect of the financial half-year ended on 30 June 2009 as delivered to the Agent have been prepared in accordance with the Applicable Accounting Principles and present fairly and accurately the consolidated financial position of the Group as at such date and the consolidated results of the operations of the Group for the financial year ended on such date and, as at such date neither the Group nor any member thereof had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements;

7.1.12	Borrowing Base Report

the data, values, statements, facts and other information contained in each Borrowing Base Report are true and accurate in all material respects and not misleading, do not omit material facts or other information and all reasonable enquiries have been made to verify the data, values, facts, statements and other information contained therein; there are no other data, information or facts the omission of which would make any data, values, facts, information or statement therein misleading;

7.1.13	No immunity

(a)	each Security Party is subject to civil and commercial law with respect to its obligations under each of the Security Documents to which it is or is to be a party;

(b)	the entry into and performance by each Security Party of the Security Documents to which it is or is to be a party constitute private and commercial acts (rather than governmental or public acts); and

(c)
no Security Party itself nor any of its assets is entitled to claim any right of immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (including set-off, suit, execution, attachment or other legal process) in respect of its obligations under the Security Documents;

7.1.14	Title to assets

each Security Party and each of the other members of the Group has good and marketable title to its properties and other assets;

7.1.15	Insurance

each Security Party and each of the other members of the Group maintains insurances in respect of all its properties and assets with underwriters or insurance companies of repute to such extent and against such risks as prudent companies engaged in businesses similar to those of each Security Party and the other members of the Group normally insure; and

7.1.16	Solvency

(a)	no Security Party nor any other member of the Group is unable, or admits or has admitted its inability, to pay its debts or has suspended making payments on any of its debts;

(b)
no Security Party nor any other member of the Group by reason of actual or anticipated financial difficulties has commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(c)
the value of the assets of each Security Party and each of the other members of the Group is not less than their respective liabilities (taking into account contingent and prospective liabilities); and

(d)	no moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any indebtedness of any Security Party or any other member of the Group.

7.2	Initial representations and warranties

The Borrower further represents and warrants to each Creditor that:

7.2.1	Pari passu

the obligations of the Borrower under this Agreement are direct, general and unconditional obligations of the Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrower (with the exception of any obligations which are mandatorily preferred by law and not by contract);

7.2.2	No default under other Indebtedness

neither the Borrower nor any other Security Party nor any other member of the Group is (nor would with the giving of notice or lapse of time or the satisfaction of any other condition or combination thereof be) in breach of or in default under any agreement relating to Indebtedness to which it is a party or by which it may be bound;

7.2.3	Information

the information, exhibits and reports furnished by any Security Party to the Agent or the Banks in connection with the negotiation and preparation of the Security Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading;

7.2.4	No withholding Taxes

no Taxes are imposed by withholding or otherwise on any payment to be made by any Security Party under the Security Documents or are imposed on or by virtue of the execution or delivery by the Security Parties of the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents;

7.2.5	No Default

no Default has occurred and is continuing;

7.2.6	No material adverse change

there has been no material adverse change in the financial position of the Borrower or the Corporate Guarantor or any other Relevant Party or the consolidated financial position of the Group, from that described by the Borrower to the Agent and the Banks in the negotiation of this Agreement;

7.2.7	Borrower's own account

in relation to the borrowing by the Borrower of the Loan and any other amounts under this Agreement, the performance and discharge of its obligations and liabilities under the Security Documents and the transactions and other arrangements effected or contemplated by this Agreement, the Borrower is acting for its own account and that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented by any relevant regulatory authority or otherwise to combat "money laundering" (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities (as amended)); and

7.2.8	No Environmental matters

(a)
no Environmental Claim is pending or has been made or threatened against any Security Party or any other member of the Group or any of their respective officers in their capacity as such and no Security Party nor any other member of the Group has any reason to believe that it has or is likely to have any liability in relation to Environment Matters;

(b)
no Relevant Substance has been deposited, disposed of, kept, treated, imported, exported, transported, processed, manufactured, used, collected, sorted or produced at any time, or is present in the environment (whether or not on property owned, leased, occupied or controlled by any Security Party or any other member of the Group) in circumstances which are likely to result in an Environmental Claim against any Security Party or any other member of the Group; and

(c)
every consent, authorisation, licence or approval required by each Security Party and their respective Subsidiaries (including without limitation Environmental Licences) in connection with the conduct of their business and the ownership, use, exploitation or occupation of their respective property and assets has been obtained and is in full force and effect and there has been no default in the observance of the conditions and restrictions (if any) imposed in, or in connection with, any of the same and, to the knowledge of the officers of each Security Party, no circumstances have arisen whereby any remedial action is likely to be required to be taken by or at the expense of, any Security Party or any of their respective Subsidiaries under or pursuant to any law or regulation (including, without limitation, Environmental Law) applicable to the business, property or assets of any Security Party or any of their respective Subsidiaries.

7.3	Repetition of representations and warranties

On and as of the date of this Agreement, on each Drawdown Date and on each Issue Date of a UC and (except in relation to the representations and warranties in clause 7.2) on each Interest Payment Date, the Borrower shall (a) be deemed to repeat the representations and warranties in clauses 7.1 and 7.2 as if made with reference to the facts and circumstances existing on such day and (b) be deemed to further represent and warrant to each Creditor that the then latest audited consolidated financial statements of the Group delivered to the Agent or the Security Agent (if any) have been prepared in accordance with the Applicable Accounting Principles which have been consistently applied and present fairly and accurately the consolidated financial position of the Group as at the end of the financial period to which the same relate and the consolidated results of the operations of the Group for the financial period to which the same relate, respectively, and, as at the end of such financial period, neither the Corporate

Guarantor nor any other member of the Group had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements.

8	Undertakings

8.1	General

The Borrower undertakes with each Creditor that, from the date of this Agreement and so long as any moneys are owing under any of the Security Documents, whether actually or contingently, and while all or any part of the Facilities remains available, it will:

8.1.1	Notice of Default

promptly inform the Agent of any occurrence of which it becomes aware which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents and, without limiting the generality of the foregoing, will inform the Agent of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Agent, confirm to the Agent in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;

8.1.2	Consents and licences

without prejudice to clauses 7.1 and 9, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of the Security Parties under each of the Security Documents;

8.1.3	Use of proceeds

without prejudice to paragraph (b) below, use the Facilities and the UCs exclusively for the relevant purposes specified in clauses 1.1 and 2.1;

8.1.4	Pari passu and subordination of intra-Group loans

(a)
ensure that the obligations of the Borrower and the Corporate Guarantor under this Agreement and the Corporate Guarantee, respectively, shall, without prejudice to the provisions of clause 8.3 and the security intended to be created by the Security Documents, at all times rank at least pari passu with all their other respective present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract; and

(b)
ensure that, to the extent that the proceeds of the RC Facility are on-lent by the Borrower to the Corporate Guarantor or any other member of the Group in accordance with the specified purpose of the RC Facility pursuant to clauses 1.1 and 2.1 or to the extent there are any intra-Group loans in place between members of the Group:

(i)
the relevant loan or loans shall be made on an unsecured basis and shall be fully subordinated towards any moneys owing to the Creditors, whether actually or contingently, under this Agreement and the other Security Documents; and

(ii)
neither the relevant loan or loans nor any part thereof nor any interest accrued or accruing thereon shall be repaid or paid to the Borrower unless any and all moneys owing to the Creditors, whether actually or contingently, under this Agreement and the other Security Documents (including the Aggregate Liabilities) have been repaid in full;

8.1.5	Financial statements

prepare or cause to be prepared consolidated financial statements of the Group in accordance with the Applicable Accounting Principles consistently applied in respect of each financial year and cause the same to be reported on by the Group's auditors and prepare or cause to be prepared unaudited consolidated financial statements of the Group in respect of each financial half-year on the same basis as the annual financial statements, and deliver to the Agent as many copies of the same as the Agent may reasonably require as soon as practicable but not later than ninety (90) days (in the case of annual financial statements) and sixty (60) days (in the case of semi-annual financial statements) after the end of the financial period to which they relate;

8.1.6	Delivery of reports

deliver to the Agent as many copies as the Agent may reasonably require of every report, circular, notice or like document issued by the Borrower, the Corporate Guarantor or any other member of the Group to their shareholders or creditors generally, in each case at the time of issue thereof;

8.1.7	Provision of further information and Borrowing Base Reports

(a)
provide the Agent with such financial and other information concerning the Group, the Corporate Guarantor, the Borrower, the other Security Parties, the other Relevant Parties and their respective affairs, at the earliest possible opportunity and in any event at regular intervals of not more than three (3) months and at all other times as the Agent may from time to time require, including, without limitation, any management information, information relating to the position, trading and/or employment of the any ships of the Group and any actual or proposed purchase of vessels by any member of the Group, copies of all documents required of the Corporate Guarantor to file with the Securities and Exchange Commission of the U.S.A. or pursuant to the Sarbanes-Oxley Act of the U.S.A. and any other documents or information as may be reasonably required by the Agent; and

(b)
deliver to the Agent in writing before 11:00 a.m. (London time) on the first working day of each calendar week or at such other time as the Agent (acting on the instructions of the Majority Banks in their absolute discretion) may require, a Borrowing Base Report as at such date (attaching also a list of the Borrower's Receivables which are not Qualifying Receivables), duly executed by the Borrower and counter-signed and verified for the accuracy of its contents by the Chief Financial Officer of the Group;

8.1.8	Obligations under Security Documents

and will procure that each of the other Security Parties will, duly and punctually perform each of the obligations expressed to be assumed by it under the Security Documents;

8.1.9	"KYC" requirements

deliver to the Agent such documents and evidence as any Creditor shall from time to time require, based on applicable law and regulations and such Creditor's own internal guidelines from time to time, in each case, relating to the verification of identity and knowledge of such Creditor's customers and to the opening of bank accounts by any Security Party (including the Accounts); and

8.1.10	Litigation

supply to the Agent promptly upon becoming aware of them, the details in writing, of any litigation, arbitration or administrative proceedings (including, in connection with any dispute with any government or municipal authority) which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a material adverse effect on the business, assets or financial condition of the Borrower, any other Security Party, any member of the Group, or the Group and a whole.

8.2	Security value maintenance

8.2.1	Security shortfall

If at any time X shall be higher than Y, the Agent (acting on the instructions of the Majority Banks) shall give notice to the Borrower requiring that such deficiency be remedied and then the Borrower shall either:

(a)
prepay within a period of two (2) days of the date of receipt by the Borrower of the Agent's said notice such sum of the RC Facility in Dollars as will result in X after such prepayment being at least equal to or lower than Y; and/or

(b)	within two (2) days of the date of receipt by the Borrower of the Agent's said notice:

(i)
provide in accordance with clause 2.4 further Receivables which are Qualifying Receivables by delivering to the Agent and the Security Agent a Schedule of Receivables with such Receivables together with copies of documents, receipts and invoices of the type specified in clause 2.4 and relating to such Receivables; and/or

(ii)	place further funds to the credit of the cash of the Cash Collateral Account; and/or

(iii)	constitute to the satisfaction of the Agent such further security for the Aggregate Liabilities as shall be acceptable to the Banks,

in each case having a value for security purposes (as determined by the Agent in its absolute discretion) at the date upon which such further security shall be constituted which, when added to Y, shall be at least equal to or higher than X as at such date, or which would remedy the deficiency referred to above.

The Agent shall test the Borrower's compliance with this clause 8.2.1 on each date when a Borrowing Base Report is available to the Agent and at any other times as and when the Agent (acting on the instructions of the Majority Banks) shall require and, in any event, on each Reset Date.

The provisions of clause 4.4 and any relevant provision of clause 4.5 shall apply to prepayments made under clause 8.2.1(a).

For the purposes of this clause 8.2.1:

"X" is the amount in Dollars (as certified by the Agent whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower and the other Creditors) which is, at any relevant time, equal to the Actual Exposure; and

"Y" is the amount in Dollars (as certified by the Agent whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower and the other Creditors) which is, at any relevant time, the total of:

(i)	90% of the face value of all Qualifying Receivables; plus

(ii)
any amount standing to the credit of the Cash Collateral Account and any Illegality Security Account (and any such amount in an Optional Currency shall be calculated by the Agent in its Dollar equivalent by using the Issuing Bank's spot rate of exchange referred to in clause 2.8 as of the date of any relevant calculation); plus

(iii)	the market value of any additional security for the time being actually provided to the Creditors pursuant to clause 8.2 (but excluding amounts standing to the credit of the Cash Collateral Account), as such values and amounts are most recently determined by the Agent in its absolute discretion in accordance with the provisions of clause 8.2.2 and the other provisions of this Agreement including, without limitation and where applicable, by reference to the then most recent Borrowing Base Report available to the Agent.

8.2.2	Information

The Borrower undertakes with the Creditors to supply the Agent with such information, including without limitation about any Schedules of Receivables as the Agent shall from time to time require for the purposes of giving effect to clause 8.2.1.

8.2.3	Costs

All costs in connection with the Agent obtaining any valuation either of any additional security for the purposes of ascertaining compliance with clause 8.2.1 at any time or necessitated by the Borrower electing to constitute additional security pursuant to clause 8.2.1(b), shall be borne by the Borrower.

8.2.4	Valuation of additional security

For the purposes of this clause 8.2, the market value of any additional security provided or to be provided to the Security Agent and/or the other Creditors shall be determined by the Agent in its absolute discretion without any necessity for the Agent assigning any reason thereto.

8.2.5	Documents and evidence

In connection with any additional security provided in accordance with this clause 8.2, the Agent shall be entitled to receive such evidence and documents of the kind referred to in schedule 2 as may in the Agent's opinion be appropriate and such favourable legal opinions as the Agent shall in its absolute discretion require.

8.3	Negative undertakings

The Borrower undertakes with each Creditor that, from the date of this Agreement and so long as any moneys are owing under the Security Documents, whether actually or contingently, and while all or any part of the Facilities remains available, it will not, without the prior written consent of the Agent (acting on the instructions of the Majority Banks):

8.3.1	Negative pledge

permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of its present or future undertaking, assets, rights or revenues in order to secure or prefer any present or future Indebtedness or other liability or obligation of the Borrower or any Security Party or any other person except for Encumbrances over or in relation to Receivables or bank accounts, cash balances and deposits of the Borrower created to secure Borrowed Money of the Borrower which:

(a)	was incurred prior to the date of this Agreement and has been notified in writing by the Borrower to the Agent prior to the date of this Agreement; and

(b)	was or is to be incurred by the Borrower with the prior written consent of the Agent pursuant to clause 8.3.7;

8.3.2	No merger

merge or consolidate with any other person or enter into any demerger, amalgamation, corporate reconstruction or redomiciliation of any type;

8.3.3	Disposals

sell, transfer, abandon, lend or otherwise dispose of or cease to exercise direct control over any part (being either alone or when aggregated with all other disposals falling to be taken into account pursuant to this clause 8.3.3 material in the opinion of the Agent in relation to the undertaking, assets, rights and revenues of the Borrower taken as a whole) of its present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading) whether by one or a series of transactions related or not;

8.3.4	Other business

undertake any business other than the business carried out by it or the Group on the date of this Agreement;

8.3.5	Acquisitions

acquire any further assets other than in the ordinary course of its business or contracts for the sale of oil bunkers and lubricants;

8.3.6	Other obligations

incur any obligations except for obligations arising under the Security Documents or contracts entered into in the ordinary course of its business or contracts for the sale of oil bunkers and lubricants;

8.3.7	No borrowing

the Borrower will not incur any Borrowed Money except for:

(a)	Borrowed Money pursuant to the Security Documents; or

(b)	Borrowed Money incurred prior to the date of this Agreement and notified in writing by the Borrower to the Agent prior to the date of this Agreement; or

(c)	Borrowed Money incurred with the prior written consent of the Agent;

8.3.8	Repayment of borrowings

repay the principal of, or pay interest on or any other sum in connection with, any of its Borrowed Money except for Borrowed Money permitted under clause 8.3.7;

8.3.9	Loans

make any loans or grant any credit (save for normal trade credit in the ordinary course of business) to any person or agree to do so;

8.3.10	Sureties

permit any of its Indebtedness to any person (other than the Creditors) to be guaranteed by any person save in the ordinary course of its business or by the Issuing Bank by way of L/Cs;

8.3.11	Share capital and distribution

declare or pay any dividends to any of its shareholders if an Event of Default has occurred or will or, in the opinion of the Agent, is likely to occur as a result of, or following, the declaration or payment of dividends;

8.3.12	Subsidiaries

form or acquire any Subsidiaries save in the ordinary course of its business;

8.3.13	Receivables

(a)
agree to enter into any transactions under which it incurs or might or agrees to incur Borrowed Money and it creates or might or agrees to create Encumbrances over or in relation to Receivables, if the advance level extended to it by the lender under any such transaction in relation to Receivables is: (i) lower than 90%, unless the same lower level is made available to the Banks under this Agreement at the same time or (ii) higher than 90%; or

(b)
permit any arrangement, whether contractual or otherwise, pursuant to which the creation of Encumbrances over or in relation to Receivables in favour of the Security Agent under the Security Documents is or will be subject to the approval of any other lender of the Group or any other person.

8.4	Cash collateralisation of L/Cs

Without prejudice to clause 2.13, forthwith upon, or at any time following the occurrence of an Event of Default, the Agent (acting on the instructions of the Majority Banks) shall be entitled (but not obliged) to demand payment by the Borrower of, and the Borrower forthwith upon such demand shall pay to the Account Bank for credit to the Cash Collateral Account, such amount as shall be the aggregate of the total Outstanding Amounts for all L/Cs.  Such payment shall be made in Dollars, except in the case of any part of the said Outstanding Amounts which is a Settlement Amount outstanding in an Optional Currency and unpaid, which shall be made in the relevant Optional Currency.

9	Conditions

9.1	Documents and evidence

The obligation of the Banks to make available the Facilities or to advance any Advances or to issue any L/C, shall be subject to the condition that the Agent or its duly authorised representative shall have received, not later than two (2) Banking Days before the date of this Agreement, the documents and evidence specified in schedule 5, in form and substance satisfactory to the Agent.

9.2	General conditions precedent

The obligations of the Banks to make available the Facilities or to advance any Advances or to issue any L/C (as the case may be) shall be subject to the further conditions that, at the time of the relevant Drawdown Notice for an Advance or at the time of the relevant Issue Request in respect of the relevant L/C (as the case may be) and at the time of the making of the relevant Advance or on the Issue Date of the relevant L/C (as the case may be):

9.2.1
the representations and warranties contained in (i) clauses 7.1, 7.2 and 7.3(b) and (ii) clause 4 of the Corporate Guarantee, are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time; and

9.2.2	no Default shall have occurred and be continuing or would result from the making of the relevant Advance or the issuing of the relevant L/C (as the case may be).

9.3	Waiver of conditions precedent

The conditions specified in this clause 9 are inserted solely for the benefit of the Creditors and may be waived by the Agent (acting on the instructions of the Majority Banks) in whole or in part and with or without conditions.

9.4	Further conditions precedent

Not later than five (5) Banking Days prior to each Drawdown Date or each Issue Date and not later than five (5) Banking Days prior to each Interest Payment Date or each Reset Date, the Agent may request and the Borrower shall, not later than two (2) Banking Days prior to such date, deliver to the Agent on such request further favourable certificates and/or opinions as to any or all of the matters which are the subject of clauses 7, 8, 9 and 10 of this Agreement.

10	Events of Default

10.1	Events

There shall be an Event of Default if:

10.1.1
Non-payment: any Security Party fails to pay any sum payable by it under any of the Security Documents at the time, in the currency and in the manner stipulated in the Security Documents (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within three (3) Banking Days of demand); or

10.1.2
Breach of Insurances and certain other obligations: the Borrower or the Corporate Guarantor commit any breach of or omit to observe any of the obligations or undertakings expressed to be assumed by them under clauses 8.1.3, 8.1.7(b), 8.2, 8.3 or 8.4 of this Agreement or clauses 5.2 or 5.3 of the Corporate Guarantee, respectively; or

10.1.3
Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents (other than those referred to elsewhere in this clause 10.1) and, in respect of any such breach or omission which in the opinion of the Agent (acting on the instructions of the Majority Banks) is capable of remedy, such action as the Agent (acting on the instructions of the Majority Banks) may require shall not have been taken within fourteen (14) days of the Agent notifying the relevant Security Party of such default and of such required action; or

10.1.4
Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading in any material respect; or

10.1.5
Cross-default: any Indebtedness of any Relevant Party is not paid when due or any Indebtedness of any Relevant Party becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Relevant Party of a voluntary right of prepayment), or any creditor of any Relevant Party becomes entitled to declare any such Indebtedness due and payable or any facility or commitment available to any Relevant Party relating to Indebtedness, is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned unless the relevant Relevant Party shall have satisfied the Agent that such withdrawal, suspension or cancellation will not affect or prejudice in any way the relevant Relevant Party's ability to pay its debts as they fall due and fund its commitments, or any guarantee given by any Relevant Party in respect of Indebtedness is not honoured when due and called upon; or

10.1.6
Legal process: any judgment or order made against any Relevant Party is not stayed or complied with within seven (7) days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Relevant Party and is not discharged within seven (7) days; or

10.1.7
Insolvency: any Relevant Party is unable or admits inability to pay its debts as they fall due; suspends making payments on any of its debts or announces an intention to do so; becomes insolvent; has assets the value of which is less than the value of its liabilities (taking into account contingent and prospective liabilities); or suffers the declaration of a moratorium in respect of any of its Indebtedness; or

10.1.8	Reduction or loss of capital: a meeting is convened by any Relevant Party for the purpose of passing any resolution to purchase or reduce its share capital or to redeem any of its shares; or

10.1.9
Winding up: any corporate action, legal proceedings or other procedure or step is taken for the purpose of winding up any Relevant Party or an order is made or resolution passed for the winding up of any Relevant Party or a notice is issued convening a meeting for the purpose of passing any such resolution; or

10.1.10
Administration: any petition is presented, notice given or step is taken for the purpose of the appointment of an administrator of any Relevant Party or the Agent believes that any such petition or other step is imminent or an administration order is made in relation to any Relevant Party; or

10.1.11
Appointment of receivers and managers: any administrative or other receiver is appointed of any Relevant Party or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Relevant Party; or

10.1.12
Compositions: any corporate action, legal proceedings or other procedures or steps are taken, or negotiations commenced, by any Relevant Party or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors; or

10.1.13
Analogous proceedings: there occurs, in relation to any Relevant Party, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Agent, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.6 to 10.1.12 (inclusive) or any Relevant Party otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.1.14	Cessation of business: any Relevant Party suspends or ceases or threatens to suspend or cease to carry on its business; or

10.1.15
Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Relevant Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

10.1.16
Invalidity: any of the Security Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

10.1.17
Unlawfulness: it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for the Agent to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

10.1.18	Repudiation: any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or

10.1.19	Encumbrances enforceable: any Encumbrance in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

10.1.20
Material adverse change: there occurs, in the reasonable opinion of the Agent (acting on the instructions of the Majority Banks), a material adverse change in the financial condition of any Security Party or the Group or by reference to the financial position of that Security Party or (as the case may be) the Group as described by or on behalf of the Borrower or any Security Party to the Agent and/or the Banks in the negotiation of this Agreement; or

10.1.21	Shareholdings:

(a)
there is any change in the legal and/or ultimate beneficial ownership of any of the shares in the Corporate Guarantor from that existing on the date of this Agreement, which results in (i) Mr Dimitrios Melisanidis being the ultimate beneficial owner of less than 26% of the total issued voting share capital of the Corporate Guarantor at any relevant time or (ii) any person or persons acting in concert (other than Mr Dimitrios Melisanidis) becoming at any relevant time the ultimate beneficial owners of more than 50% (or of a percentage higher than that then owned by Mr Dimitrios Melisanidis), of the total issued voting share capital of the Corporate Guarantor or having the control of the Corporate Guarantor or of its board of directors (and "control" shall have the meaning given to it in the definition of "Subsidiary" in clause 1.2); or

(b)
there is any change in the legal and/or beneficial ownership of any of the shares in the Borrower which results in the Borrower ceasing to be a wholly-owned direct Subsidiary of the Corporate Guarantor; or

10.1.22	Accounts: moneys are withdrawn from any of the Accounts other than in accordance with clause 14; or

10.1.23
Listing: the shares of the Corporate Guarantor are de-listed or suspended from trading on, or cease to trade (whether temporarily for longer than ten (10) consecutive days, or permanently) on, the New York Stock Exchange; or

10.1.24
Licences, etc:  any licence, authorisation, consent or approval at any time necessary to enable any Security Party to comply with its obligations under the Security Documents is revoked or withheld or modified or is otherwise not granted or fails to remain in full force and effect or if any exchange control or other law or regulation shall exist which would make any transaction under the Security Documents or the continuation thereof, unlawful or would prevent the performance by any Security Party of any term of any of the Security Documents; or

10.1.25
Material events: any other event occurs or circumstance arises which, in the reasonable opinion of the Agent (acting on the instructions of the Majority Banks), is likely materially and adversely to affect either (i) the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any of the Security Documents or (ii) the security created by any of the Security Documents.

10.2	Acceleration

The Agent shall, if so requested by the Majority Banks, without prejudice to any other rights of the Agent, at any time after the happening of an Event of Default by notice to the Borrower:

10.2.1	declare that the obligation of each Bank to make the Facilities available shall be terminated, whereupon the RCF Limit and the Guarantee Facility Limit shall each be reduced to zero forthwith; and/or

10.2.2
declare that the Loan and all interest and commissions accrued and all other sums payable under the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable; and/or

10.2.3
make a demand on the Borrower pursuant to clause 8.4 for payment of cash collateral to the Account Bank for credit to the Cash Collateral Account forthwith and/or at any other time specified by the Agent (acting on the instructions of the Majority Banks), whereupon any such amount shall become due and payable immediately or in accordance with each such notice (it being understood that the Agent (acting on the instructions of the Majority Banks) shall be entitled to give multiple such notices for further payment of moneys by the Borrower to the Cash Collateral Account, at any time and from time to time following an Event of Default, notwithstanding that the Borrower may have complied with one or more earlier notices).

10.3	Demand basis

If, pursuant to clause 10.2.2, the Agent declares the Loan to be due and payable on demand, the Agent may (and if so requested by the Majority Banks shall) by written notice to the Borrower:

10.3.1
call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest and commissions accrued and all other sums payable under this Agreement; or

10.3.2	withdraw such declaration with effect from the date specified in such notice.

10.4	Negotiation with Beneficiaries after Default

The Borrower:

10.4.1
irrevocably authorises the Agent (acting on the instructions of the Majority Banks) negotiate with any Beneficiary at any time after the occurrence of any Default with a view to arranging for the prepayment by the Issuing Bank, for the account of the Borrower, of any moneys outstanding under any UC; and

10.4.2
agrees that at any time after the occurrence of any Default the Issuing Bank shall be entitled (but not, so far as the Borrower is concerned, bound) to and, if directed by the Agent (acting on the instructions of the Majority Banks), it shall pay to a Beneficiary, in such manner and upon such terms as the Issuing Bank and the Beneficiary shall agree, any moneys outstanding under any L/C.

10.5	Conversion into Dollars

10.5.1
The Agent (acting on the instructions of all the Banks) may, following a notice given to the Borrower under clause 10.2, declare that the part (if any) of the Outstandings of the Banks which is then outstanding and/or denominated in one or more Optional Currencies, be converted into, and outstanding in, Dollars with effect from the date of conversion selected by the Agent (acting on the instructions of all the Banks in their discretion) and notified by the Agent to the Issuing Bank, the Banks and the Borrower.  In making such conversion the Agent shall use the Issuing Bank's spot rate(s) of exchange referred to in clause 2.8 as of the date of such conversion (as advised to it by the Issuing Bank), and the amount of the Outstandings so converted and outstanding in Dollars shall be such amount of Dollars as is required for the purchase of the amount of the total Outstandings of all Banks in the relevant Optional Currencies by applying such rate(s) on the relevant date of conversion.

10.5.2
With effect on and from the date when the conversion has taken place (as notified by the Agent to the Borrower, the Banks and the Issuing Bank pursuant to clause 10.5.1), all the Outstandings of all Banks shall be denominated in Dollars and the liabilities of the Borrower to the Banks, the Agent, the Security Agent and the Issuing Bank under this Agreement in respect of the Outstandings shall also be denominated and owing in Dollars.

11	Indemnities

11.1	Miscellaneous indemnities

The Borrower shall on demand indemnify each Creditor, without prejudice to any of such Creditor's other rights under any of the Security Documents, against any loss (including loss of Margin) or expense which such Creditor shall certify as sustained or incurred by it as a consequence of:

11.1.1	any default in payment of any sum under any of the Security Documents when due;

11.1.2	the occurrence of any other Event of Default;

11.1.3
any prepayment of the Loan or part thereof being made under clauses 4.3.3, 8.2.1(a) or 12.1 or any other repayment or prepayment of the Loan or part thereof being made, otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid;

11.1.4	applying any sum standing to the credit of the Cash Collateral Account otherwise than on the last day of a deposit period relating thereto;

11.1.5	any Advance not being made for any reason (excluding any default by the Agent or any Bank) after the Drawdown Notice for such Advance has been given; or

11.1.6	any L/C not being issued for any reason (excluding any default by any Creditor) after the Issue Request for such L/C has been given,

including, in any such case, but not limited to, any loss or expense sustained or incurred by a Bank in maintaining or funding its Contribution or (as the case may be) Commitment or any part thereof or any amount owing under clauses 2.10.2 or 4.1.1 or in liquidating or re-employing deposits from third parties acquired to effect or maintain its Contribution or (as the case may be) Commitment or any part thereof or any amount owing under clauses 2.10.2 or 4.1.1.

11.2	Currency indemnity

If any sum due from the Borrower under any of the Security Documents or any order or judgment given or made in relation thereto has to be converted from the currency (the "first currency") in which the same is payable under the relevant Security Document or under such order or judgment into another currency (the "second currency") for the purpose of:

11.2.1	making or filing a claim or proof against the Borrower;

11.2.2	obtaining an order or judgment in any court or other tribunal; or

11.2.3	enforcing any order or judgment given or made in relation to any of the Security Documents,

the Borrower shall indemnify and hold harmless each Creditor from and against any loss suffered as a result of any difference between:

(a)	the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency; and

(b)
the rate or rates of exchange at which the relevant Creditor may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

Any amount due from the Borrower under this clause 11.2 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term "rate of exchange" includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

11.3	Environmental indemnity

The Borrower shall indemnify each Creditor on demand and hold it harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal), penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against such Creditor at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of an Environmental Claim made or asserted against such Creditor if such Environmental Claim would not have been, or been capable of being, made or asserted against such Creditor if it had not entered into any of the Security Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Security Documents.

12	Unlawfulness and increased costs

12.1	Unlawfulness

If any law, regulation or regulatory requirement or any judgment, order or direction of any court, tribunal or authority binding upon the Issuing Bank or a Bank in the jurisdiction in which it is formed or has its principal or lending office or in which any action is required to be performed by it for the purposes of this Agreement (whether or not in force before the date of this Agreement):

12.1.1
renders it unlawful for the Issuing Bank to issue any or any further UCs, or for a Bank to perform its obligations under clauses 2.14 or 4.2.1 in respect of any further UCs to be issued by the Issuing Bank, the Issuing Bank or (as the case may be) the relevant Bank shall promptly inform the Agent and the Agent shall notify the Borrower, and the obligations of the Issuing Bank to issue any or any further L/Cs under this Agreement shall forthwith terminate and the Borrower shall within ten (10) Banking Days after such notice pay to the Account Bank for credit to the Illegality Security Account for each issued and outstanding UC, an amount (in the currency of the relevant L/C) equal to the difference between (a) the Outstanding Amount of such UC and (b) the amount then standing to the credit of the Illegality Security Account for that UC (less any amount already standing to the credit of such account as a result of a previous payment in respect of a Bank pursuant to this clause 12.1); or

12.1.2
renders it unlawful for a Bank to perform its obligations under clauses 2.14 or 4.2.1 in respect of any UC which has previously been opened, then that Bank shall promptly inform the Agent and the Agent shall notify the Borrower, and the Borrower shall within ten (10) Banking Days after such notice pay to the Account Bank for credit to the Illegality Security Account for each issued and outstanding UC an amount (and in the currency of the relevant L/C) equal to such Bank's Percentage of the difference between (a) the Outstanding Amount of such UC and (b) the amount then standing to the credit of the Illegality Security Account for such L/C (less any amount standing to the credit of such account as a result of payment in respect of another Bank under this clause 12.1.2); or

12.1.3
renders it unlawful for any Bank to contribute to an Advance or to maintain its Commitment or fund its Contribution, such Bank shall promptly, through the Agent, give notice to the Borrower whereupon (a) such Bank's Commitment shall be reduced to zero and (b) the Borrower shall be obliged to prepay such Bank's Commitment either (i) forthwith or (ii) on a future specified date not being earlier than the latest date permitted by the relevant law or regulation together with interest accrued to the date of prepayment and all other sums payable by the Borrower under this Agreement.

If the Borrower has made the payment to one or more Illegality Security Accounts required of it in respect of a L/C under clause 12.1.2, the Percentage of the Bank in respect of which such payment was made of the liabilities of the Banks for such L/C shall be reduced to zero.  To the extent that the Borrower has not made such payment, such Bank shall continue to be liable to the Issuing Bank under clauses 2.14 and 4.2.1 for an amount equal to its Percentage of such L/C less the amount of any such payment by the Borrower to the relevant Illegality Security Account for such L/C.  For the avoidance of doubt, the reduction of the "Percentage" of a Bank under this paragraph shall be made only in connection with a specific L/C as referred to above and only for the purpose of the calculation of the commissions under clauses 5.1.3 and 5.1.4 for such L/C and also for the purpose of any indemnities given under this Agreement by that Bank to the Issuing Bank in connection with such L/C or in relation to the Guarantee Facility but insofar as such indemnities relate to the relevant L/C for which moneys have been paid to an Illegality Security Account in respect of that Bank under clause 12.1.2.

12.2	Increased costs

If the result of any change in, or in the interpretation or application of, or the introduction of, any Capital Adequacy Law or the compliance by a Bank or the Issuing Bank or, as the case may be, their respective holding company with any Capital Adequacy Law, is to:

12.2.1
subject any Bank or the Issuing Bank to Taxes or change the basis of Taxation of such Bank or the Issuing Bank with respect to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income, profits or gains of such Bank or the Issuing Bank imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.2.2
increase the cost to, or impose an additional cost on (a) a Bank or its holding company in making or keeping such Bank's Commitment available or in maintaining or funding all or part of such Bank's Contribution or any amounts owing under clauses 2.10.2 or 4.1.1 or 4.2 or (b) the Issuing Bank or its holding company in making or keeping available its obligation to issue any L/C or to maintain or fund all or part of any amounts owing under clauses 2.10.2 or 4.1.1 or 4.2; and/or

12.2.3	reduce the amount payable or the effective return to a Bank or the Issuing Bank under any of the Security Documents; and/or

12.2.4	reduce a Bank's or the Issuing Bank's or their respective holding company's rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to such Bank's or the Issuing Bank's obligations under any of the Security Documents; and/or

12.2.5
require a Bank or the Issuing Bank or their respective holding company to make a payment or forego a return on or calculated by reference to any amount received or receivable by such Bank or the Issuing Bank under any of the Security Documents; and/or

12.2.6
require a Bank or the Issuing Bank or their respective holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct, all or part of its Commitment or Contribution or any amount owing under clauses 2.10.2, 4.1.1 or 4.2, all or part of the amount that will be guaranteed by a UC when it is issued or the Outstanding Amount, from its capital for regulatory purposes, then and in each such case (subject to clause 12.3):

(a)	such Bank or, as the case may be, the Issuing Bank shall (through the Agent) notify the Borrower in writing of such event promptly upon its becoming aware of the same; and

(b)
the Borrower shall on demand pay to the Agent for the account of such Bank or, as the case may be, the Issuing Bank, the amount which such Bank or, as the case may be, the Issuing Bank, specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which such Bank or, as the case may be, the Issuing Bank or their respective holding company regards as confidential)  is required to compensate such Bank and/or the Issuing Bank and/or (as the case may be) their respective holding company for such liability to Taxes, cost, reduction, payment , forgone return or loss.

For the purposes of this clause 12.2 and clause 12.4 "holding company" means, in relation to a Bank or the Issuing Bank, the company or entity (if any) within the consolidated supervision of which such Bank or, as the case may be, the Issuing Bank is included.

12.3	Exception

Nothing in clause 12.2 shall entitle a Bank or the Issuing Bank to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is the subject of an additional payment under clause 6.6.

13	Security, set-off and pro-rata payments

13.1	Application of moneys

All moneys received by the Agent and/or the Security Agent under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this clause 13.1 shall be applied in the following manner:

13.1.1	first, in or towards payment of all unpaid costs and expenses which may be owing to the Creditors or any of them under any of the Security Documents;

13.1.2	secondly, in or towards payment, on a pro rata basis, of any unpaid fees and commissions payable to the Creditors or any of them;

13.1.3	thirdly, in or towards payment, on a pro rata basis, of any arrears of interest owing in respect of the Loan or any part thereof or in respect of the Guarantee Facility (including under clause 4.1.1);

13.1.4
fourthly, in or towards repayment, on a pro rata basis, of any amounts of principal in respect of the Loan or in respect of the Guarantee Facility (including under clause 4.1.1) (whether the same is due and payable or not);

13.1.5	fifthly, in or towards payment to the Cash Collateral Account of any amounts so payable pursuant to the terms of this Agreement or the other Security Documents;

13.1.6
sixthly, in or towards payment to any Bank for any loss suffered by reason of any payment in respect of principal not being effected on an Interest Payment Date relating to the part of the principal so repaid and which amounts are so payable under this Agreement;

13.1.7	seventhly, in or towards payment to any Creditor of any other sums owing to it under any of the Security Documents; and

13.1.8	eighthly, the surplus (if any) shall be paid to the Borrower or to whomsoever else may be entitled to receive such surplus,

Provided however that amounts standing to the credit of an Illegality Security Account shall be applied first, in accordance with clause 14.8 and, if there is a surplus following such application, secondly, and as to such surplus, in accordance with the order specified in this clause 13.1 above.

13.2	Setoff

The Borrower authorises each Creditor (without prejudice to any of such Creditor's rights at law, in equity or otherwise), at any time and without notice to the Borrower, to apply any credit balance to which the Borrower is then entitled standing upon any account of the Borrower with any branch of such Creditor in or towards satisfaction of any sum due and payable from the Borrower to such Creditor under any of the Security Documents.  For this purpose, each Creditor is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application.  No Creditor shall be obliged to exercise any right given to it by this clause 13.2.  Each Creditor shall notify the Agent and the Borrower forthwith upon the exercise or purported exercise of any right of set-off giving full details in relation thereto and the Agent shall inform the other Creditors.  Nothing in this clause 13.2 shall be effective to create a charge or other Encumbrance.

13.3	Pro rata payments

13.3.1
If at any time any Bank (the "Recovering Bank") receives or recovers any amount owing to it by the Borrower under this Agreement by direct payment, set-off or in any manner other than by payment through the Agent pursuant to clause 6.1 or 6.9 (not being, in the case of a Bank, a payment received from a Transferee Bank or a sub-participant in such Bank's participation under this Agreement or any other payment of an amount due to the Recovering Bank for its sole account pursuant to clauses 3.6, 5, 6.6, 11.1, 11.2, 12.1, or 12.2) the Recovering Bank shall, within two (2) Banking Days of such receipt or recovery (a "Relevant Receipt") notify the Agent of the amount of the Relevant Receipt. If the Relevant Receipt exceeds the amount which the Recovering Bank would have received if the Relevant Receipt had been received by the Agent and distributed pursuant to clauses 6.1 or 6.9 (as the case may be) then:

(a)	within two (2) Banking Days of demand by the Agent, the Recovering Bank shall pay to the Agent an amount equal (or equivalent) to the excess;

(b)
the Agent shall treat the excess amount so paid by the Recovering Bank as if it were a payment made by the Borrower and shall distribute the same to the Banks (other than the Recovering Bank) in accordance with clause 6.9; and

(c)
as between the Borrower and the Recovering Bank the excess amount so re-distributed shall be treated as not having been paid but the obligations of the Borrower to the other Banks shall, to the extent of the amount so re-distributed to them, be treated as discharged.

13.3.2
If any part of the Relevant Receipt subsequently has to be wholly or partly refunded by the Recovering Bank (whether to a liquidator or otherwise) each Bank to which any part of such Relevant Receipt was so re-distributed shall on request from the Recovering Bank repay to the Recovering Bank such Bank's pro-rata share of the amount which has to be refunded by the Recovering Bank.

13.3.3	Each Bank shall on request supply to the Agent such information as the Agent may from time to time request for the purpose of this clause 13.3.

13.3.4
Notwithstanding the foregoing provisions of this clause 13.3, no Recovering Bank shall be obliged to share any Relevant Receipt which it receives or recovers pursuant to legal proceedings taken by it to recover any sums owing to it under this Agreement with any other party which has a legal right to, but does not, either join in such proceedings or commence and diligently pursue separate proceedings to enforce its rights in the same or another court (unless the proceedings instituted by the Recovering Bank are instituted by it without prior notice having been given to such party through the Agent).

13.4	No release

For the avoidance of doubt it is hereby declared that failure by any Recovering Bank to comply with the provisions of clause 13.3 shall not release any other Recovering Bank from any of its obligations or liabilities under clause 13.3.

13.5	No charge

The provisions of this clause 13 shall not, and shall not be construed so as to, constitute a charge by a Bank over all or any part of a sum received or recovered by it in the circumstances mentioned in clause 13.3.

13.6	Further assurance

The Borrower undertakes with the Creditors that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Security Documents be valid and binding obligations of the respective parties thereto and rights of the Agent and the other Creditors enforceable in accordance with their respective terms and that it will, at its expense, execute, sign, perfect and do and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Agent may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

13.7	Conflicts

In the event of any conflict between this Agreement and any of the other Security Documents to which the Borrower is a party, the provisions of this Agreement shall prevail.

14	Accounts

14.1	General

The Borrower undertakes with each Creditor that:

14.1.1	on or before the date of this Agreement, it will open the Operating Account and the Cash Collateral Account; and

14.1.2
it will procure that all Receivables which are set out in a Schedule of Receivables submitted to the Agent and/or the Security Agent under this Agreement and the other Security Documents shall be paid at all times to the Operating Account.

14.2	Borrower's Accounts: withdrawals

The Borrower shall not be entitled to withdraw moneys from any of its own Accounts provided however that, unless and until a Default shall occur and the Agent (acting on the instructions of the Majority Banks) shall direct to the contrary:

14.2.1
the Borrower may withdraw moneys from the Cash Collateral Account for any purpose not expressly prohibited by the terms of this Agreement or any other Security Document provided that there are and, following any such withdrawal, there will be sufficient funds in the Cash Collateral Account to ensure that the Borrower is in compliance with this Agreement; and

14.2.2	the Borrower may withdraw moneys from the Operating Account only for the following purposes:

(a)	to make payments to the credit of the Cash Collateral Account; and

(b)	provided that there are and, following any such withdrawal there will be, sufficient funds in the Cash Collateral Account to ensure that the Borrower is in compliance with this Agreement; and

(c)	for any other purpose not expressly prohibited by the terms of this Agreement or the other Security Documents.

14.3	Interest

Amounts standing to the credit of each Account of the Borrower shall bear interest at the rate (unless otherwise agreed between the Account Bank and the Borrower) which is certified by the Account Bank to the Borrower to be the rate quoted by the Account Bank to its customers for deposits in the relevant account currency or currencies for such period as the Account Bank may determine and in an amount comparable with the amount for the time being standing to the credit of that Account, such interest to be credited to such Account at the expiry of each such period of deposit and to accrue from day to day and to be calculated on the basis of a three hundred and sixty (360) day year and the actual number of days elapsed.

14.4	Set-off

Without in any way affecting the rights of the Creditors under clause 13.2, upon the occurrence of a Default or at any time thereafter the Agent (acting on the instructions of the Majority Banks)  shall be entitled (but not obliged) to instruct the Account Bank to set-off and apply all sums standing to the credit of any Account of the Borrower and accrued interest (if any) thereon without notice to the Borrower in the manner specified in clause 13.1.

14.5	Deductions

The Agent (acting on the instructions of the Majority Banks) shall be entitled (but not obliged) at any time to instruct the Account Bank to deduct from the balance for the time being standing to the credit of any Account of the Borrower all other moneys which may fall due to be paid to the Creditors or any of them under the terms of this Agreement and the other Security Documents or otherwise howsoever in connection with the Aggregate Liabilities.

14.6	Pledging of Accounts

The Accounts and all amounts from time to time standing to the credit thereof shall be subject to the security constituted and the rights conferred by the Account Assignments.

14.7	Illegality Security Accounts

The Agent shall, at such time as it considers appropriate or following a request by the Issuing Bank (and the Agent is hereby irrevocably authorised by the Borrower to), instruct the Account Bank to open in its books an Illegality Security Account in relation to each UC to which shall be credited all sums required to be paid to the Account Bank under clause 12.1 for credit to the Illegality Security Account for such UC and the Borrower undertakes to execute on demand by the Agent an Illegality Security Account Pledge for such account.

14.8	Payments out of Illegality Security Accounts

The Agent shall (and it is hereby irrevocably authorised by the Borrower to) instruct the Account Bank to pay to the Issuing Bank and debit to the Illegality Security Account for a UC, on the date on which the Issuing Bank makes any payment to the relevant Customer under a UC, an amount equal to the amount of such payment (or the amount standing to the credit of such Illegality Security Account, if less).

14.9	Payments into Illegality Security Accounts

Any amount which the Borrower has paid to the Account Bank for credit to an Illegality Security Account pursuant to clause 12.1 shall be applied solely in or towards the discharge of the obligations of the Borrower which, but for such payment, would have fallen to be satisfied by the Bank in respect of which the Borrower has paid that amount for credit to such Illegality Security Account.  However, the payment of funds to the credit of an Illegality Security Account in respect of a Bank (and any application thereof under clause 14.8), shall not affect the obligations of the other Banks to the Issuing Bank under this Agreement in respect of the UC relevant to such account or the Guarantee Facility or any relevant claims of the Issuing Bank against such other Banks.

15	Assignment, transfer and lending office

15.1	Benefit and burden

This Agreement shall be binding upon, and enure for the benefit of, the Creditors and the Borrower and their respective successors in title.

15.2	No assignment by Borrower

The Borrower may not assign or transfer any of its rights or obligations under this Agreement.

15.3	Transfers by Banks

Subject to the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed and the request for which to be promptly responded to), any Bank (the "Transferor Bank") may at any time cause all or any part of its rights, benefits and/or obligations under this Agreement and the Security Documents to be transferred to any other bank or financial institution (a "Transferee Bank") by delivering to the Agent a Transfer Certificate duly completed and duly executed by the Transferor Bank and the Transferee Bank.  No such transfer is binding on, or effective in relation to, the Borrower or the Agent unless (i) it is effected or evidenced by a Transfer Certificate which complies with the provisions of this clause 15.3 and is signed by or on behalf of the Transferor Bank, the Transferee Bank and the Agent (on behalf of itself, the Borrower and the other Creditors) and (ii) such transfer of rights under the other Security Documents as the Agent or the Transferee Bank may deem necessary has been effected and registered.  The Borrower's consent referred to above shall not be required in respect of a transfer if the relevant Transferee Bank is a Related Company of the relevant Transferor Bank.  Upon signature of any such Transfer Certificate by the Agent, which signature shall be effected as promptly as is practicable after such Transfer Certificate has been delivered to the Agent, and subject to the terms of such Transfer Certificate, such Transfer Certificate shall have effect as set out below.

The following further provisions shall have effect in relation to any Transfer Certificate:

15.3.1
a Transfer Certificate may be in respect of a Bank's rights in respect of all, or part of, its rights and obligations under this Agreement but shall be in respect of the same proportion of its Commitment and Contribution in the RC Facility and the same proportion of participation in all Facilities;

15.3.2
a Transfer Certificate shall only be in respect of rights and obligations of the Transferor Bank in its capacity as a Bank and shall not transfer its rights and obligations as the Agent, or in any other capacity, as the case may be and such other rights and obligations may only be transferred in accordance with any applicable provisions of this Agreement;

15.3.3	a Transfer Certificate shall take effect in accordance with English law as follows:

(a)
to the extent specified in the Transfer Certificate, the Transferor Bank's payment rights and all its other rights (other than those referred to in clause 15.3.2 above) under this Agreement are assigned to the Transferee Bank absolutely, free of any defects in the Transferor Bank's title and of any rights or equities which the Borrower had against the Transferor Bank;

(b)	the Transferor Bank's obligations are discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Bank becomes a Bank with a Contribution, Commitment and Percentage specified in the Transfer Certificate;

(d)
the Transferee Bank becomes bound by all the provisions of this Agreement and the Security Documents which are applicable to the Banks generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent, the Security Agent and the Arranger in accordance with the provisions of clause 16 and to the extent that the Transferee Bank becomes bound by those provisions, the Transferor Bank ceases to be bound by them;

(e)
a payment which the Transferee Bank makes under this Agreement after the Transfer Certificate comes into effect ranks in point of priority and security in the same way as it would have ranked had it been made by the Transferor Bank, assuming that any defects in the Transferor Bank's title and any rights or equities of any Security Party against the Transferor Bank had not existed; and

(f)
the Transferee Bank becomes entitled to all the rights under this Agreement which are applicable to the Banks generally, including but not limited to those relating to the Majority Banks and those under clauses 3.6, 5 and 12 and to the extent that the Transferee Bank becomes entitled to such rights, the Transferor Bank ceases to be entitled to them;

15.3.4	the rights and equities of the Borrower or of any other Security Party referred to above include, but are not limited to, any right of set-off and any other kind of cross-claim; and

15.3.5
the Borrower, the Account Bank, the Security Agent, the Issuing Bank and the Banks hereby irrevocably authorise and instruct the Agent to sign any such Transfer Certificate on their behalf and undertake not to withdraw, revoke or qualify such authority or instruction at any time.  Promptly upon its signature of any Transfer Certificate, the Agent shall notify the Borrower, the Transferor Bank, the Transferee Bank and the other Creditors.

15.4	Reliance on Transfer Certificate

15.4.1	The Agent shall be entitled to rely on any Transfer Certificate believed by it to be genuine and correct and to have been presented or signed by the persons by whom it purports to have been presented or signed, and shall not be liable to any of the parties to this Agreement and the Security Documents for the consequences of such reliance.

15.4.2
The Agent shall at all times during the continuation of this Agreement maintain a register in which it shall record the name, Commitments, Contributions, Percentages and administrative details (including the lending office) from time to time of the Banks holding a Transfer Certificate and the date at which the transfer referred to in such Transfer Certificate held by each Bank was transferred to such Bank, and the Agent shall make the said register available for inspection by any Bank, the Issuing Bank or the Borrower during normal banking hours upon receipt by the Agent of reasonable prior notice requesting the Agent to do so.

15.4.3
The entries on the said register shall, in the absence of manifest error, be conclusive in determining the identities, the Commitments, Contributions, Percentages and the Transfer Certificates held by the Banks from time to time and the principal amounts of such Transfer Certificates and may be relied upon by the Agent and the other Security Parties for all purposes in connection with this Agreement and the Security Documents.

15.5	Transfer fees and expenses

If any Bank causes the transfer of all or any part of its rights, benefits and/or obligations under the Security Documents, it shall pay to the Agent and/or the Security Agent on demand all costs, fees and expenses (including, but not limited to, legal fees and expenses), and all value added tax thereon, verified by the Agent or, as the case may be, the Security Agent as having been incurred by it or any other Creditor in connection with such transfer.

15.6	Documenting transfers

If any Bank assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in clauses 15.3 and/or 2.16, the Borrower undertakes, immediately on being requested to do so by the Agent and at the cost of the Transferor Bank, to enter into, and procure that the other Security Parties shall (at the cost of the relevant Transferor Bank) enter into, such documents as may be necessary or desirable to transfer to the Transferee Bank, all or the relevant part of such Bank's interest in the Security Documents and all relevant references in this Agreement to such Bank shall thereafter be construed as a reference to the Transferor Bank and/or its Transferee Bank (as the case may be) to the extent of their respective interests.

15.7	Sub-participation

A Bank may sub-participate all or any part of its rights and/or obligations under the Security Documents without the consent of, or notice to, the Borrower.

15.8	Lending office

Each Bank shall lend through its office at the address specified in schedule 1 or, as the case may be, in any relevant Transfer Certificate or through any other office of such Bank selected from time to time by it through which such Bank wishes to lend for the purposes of this Agreement.  If the office through which a Bank is lending is changed pursuant to this clause 15.8, such Bank shall notify the Agent promptly of such change and the Agent shall notify the Borrower, the Security Agent, the Account Bank, the Issuing Bank and the other Banks.

15.9	Disclosure of information

A Bank may (having obtained the consents required (if any) by clause 15.3) disclose to a prospective Transferee Bank or to any other bank or financial institution who may propose entering into contractual relations with such Bank in relation to this Agreement such information about the Borrower or the other Security Parties as such Bank shall consider appropriate.

16	Arranger, Agent, Security Agent and Reference Banks

16.1	Appointment of the Agent

Each Bank and the Issuing Bank irrevocably appoints the Agent as its agent for the purposes of this Agreement and such of the Security Documents to which it may be appropriate for the Agent to be party. By virtue of such appointment, each of the Banks and the Issuing Bank hereby authorises the Agent:

16.1.1	to execute such documents as may be approved by the Majority Banks for execution by the Agent; and

16.1.2
(whether or not by or through employees or agents) to take such action on such Bank's or the Issuing Bank's behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Agent by this Agreement and/or any other Security Document, together with such powers and discretions as are reasonably incidental thereto.

16.2	Agent's actions

Any action taken by the Agent under or in relation to this Agreement or any of the other Security Documents whether with requisite authority or on the basis of appropriate instructions, received from the Banks and/or the Issuing Bank (or as otherwise duly authorised) shall be binding on all the Banks and the Issuing Bank.

16.3	Agent's duties

The Agent shall:

16.3.1
promptly notify each Bank and the Issuing Bank of the contents of each notice, certificate or other document received by it from the Borrower under or pursuant to clauses 8.1.1, 8.1.5 and 8.1.6 and each Borrowing Base Report; and

16.3.2
(subject to the other provisions of this clause 16) take (or instruct the Security Agent to take) such action or, as the case may be, refrain from taking (or authorise the Security Agent to refrain from taking) such action with respect to the exercise of any of its rights, remedies, powers and discretions as agent, as the Majority Banks may direct.

16.4	Agent's rights

The Agent may:

16.4.1
in the exercise of any right, remedy, power or discretion in relation to any matter, or in any context, not expressly provided for by this Agreement or any of the other Security Documents, act or, as the case may be, refrain from acting (or authorise the Security Agent to act or refrain from acting) in accordance with the instructions of the Banks and/or the Issuing Bank, and shall be fully protected in so doing;

16.4.2
unless and until it shall have received directions from the Majority Banks, take such action or, as the case may be, refrain from taking such action (or authorise the Security Agent to take or refrain from taking such action) in respect of a Default of which the Agent has actual knowledge as it shall deem advisable in the best interests of the Banks and the Issuing Bank (but shall not be obliged to do so);

16.4.3
refrain from acting (or authorise the Security Agent to refrain from acting) in accordance with any instructions of the Banks and/or the Issuing Bank to institute any legal proceedings arising out of or in connection with this Agreement or any of the other Security Documents until it and/or the Security Agent has been indemnified and/or secured to its satisfaction against any and all costs, expenses or liabilities (including legal fees) which it would or might incur as a result;

16.4.4
deem and treat (i) each Bank as the person entitled to the benefit of the Contribution of such Bank and of any amounts owing to such Bank under clause 4.1.1 for all purposes of this Agreement unless and until a notice shall have been filed with the Agent pursuant to clause 15.3 and shall have become effective, and (ii) the office set opposite the name of each of the Banks in schedule 1 as such Bank's lending office under this Agreement unless and until a written notice of change of lending office shall have been received by the Agent and the Agent may act upon any such notice unless and until the same is superseded by a further such notice;

16.4.5
rely as to matters of fact which might reasonably be expected to be within the knowledge of any Security Party upon a certificate signed by any director or officer of the relevant Security Party on behalf of the relevant Security Party; and

16.4.6	do anything which is in its opinion necessary or desirable to comply with any law or regulation in any jurisdiction.

16.5	No liability of Arranger or Agent

Neither the Arranger nor the Agent nor any of their respective employees and agents shall:

16.5.1
be obliged to make any enquiry as to the use of any of the proceeds of the Facilities or the use of any L/C issued unless (in the case of the Agent) so required in writing by a Bank, in which case the Agent shall promptly make the appropriate request to the Borrower; or

16.5.2
be obliged to make any enquiry as to any breach or default by the Borrower or any other Security Party in the performance or observance of any of the provisions of this Agreement or any of the other Security Documents or as to the existence of a Default unless (in the case of the Agent) the Agent has actual knowledge thereof or has been notified in writing thereof by a Bank or the Issuing Bank, in which case the Agent shall promptly notify the Banks and the Issuing Bank of the relevant event or circumstance; or

16.5.3	be obliged to enquire whether or not any representation or warranty made by the Borrower or any other Security Party pursuant to this Agreement or any of the other Security Documents is true; or

16.5.4
be obliged to do anything (including, without limitation, disclosing any document or information) which would, or might in its opinion, be contrary to any law or regulation or be a breach of any duty of confidentiality or otherwise be actionable or render it liable to any person; or

16.5.5	be obliged to account to any Bank or the Issuing Bank for any sum or the profit element of any sum received by it for its own account; or

16.5.6	be obliged to institute any legal proceedings arising out of or in connection with this Agreement or any of the other Security Documents other than on the instructions of the Majority Banks; or

16.5.7
be liable to any Bank or the Issuing Bank for any action taken or omitted under or in connection with this Agreement or any of the other Security Documents unless caused by its gross negligence or wilful misconduct.

For the purposes of this clause 16, neither the Arranger nor the Agent shall be treated as having actual knowledge of any matter of which the corporate finance or any other division outside the agency or loan administration department of the Arranger or the person for the time being acting as the Agent may become aware in the context of corporate finance, advisory or lending activities from time to time undertaken by the Arranger or, as the case may be, the Agent for any Security Party or any other person which may be a trade competitor of any Security Party or may otherwise have commercial interests similar to those of any Security Party.

16.6	Non-reliance on Arranger or Agent

Each Bank and the Issuing Bank acknowledges that it has not relied on any statement, opinion, forecast or other representation made by the Arranger or the Agent to induce it to enter into this Agreement or any of the other Security Documents and that it has made and will continue to make, without reliance on the Arranger or the Agent and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of the Security Parties and its own independent investigation of the financial condition, prospects and affairs of the Security Parties in connection with the making and continuation by such Bank of banking facilities under this Agreement.  Neither the Arranger nor the Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Bank or the Issuing Bank with any credit or other information with respect to any Security Party whether coming into its possession before the making of the Facilities hereunder or the issuing of L/Cs, or at any time or times thereafter other than as provided in clause 16.3.1.

16.7	No responsibility on Arranger or Agent for Borrower's performance

Neither the Arranger nor the Agent shall have any responsibility or liability to any Bank or the Issuing Bank:

16.7.1	on account of the failure of any Security Party to perform its obligations under any of the Security Documents; or

16.7.2	for the financial condition of any Security Party; or

16.7.3	for the completeness or accuracy of any statements, representations or warranties in any of the Security Documents or any document delivered under any of the Security Documents; or

16.7.4
for the execution, effectiveness, adequacy, genuineness, validity, enforceability or admissibility in evidence of any of the Security Documents or of any certificate, report or other document executed or delivered under any of the Security Documents; or

16.7.5	to investigate or make any enquiry into the title of the Borrower or any other Security Party to any security or any part thereof; or

16.7.6	for the failure to register any of the Security Documents with any official or regulatory body or office or elsewhere; or

16.7.7	for taking or omitting to take any other action under or in relation to any of the Security Documents or any aspect of any of the Security Documents; or

16.7.8	on account of the failure of the Security Agent to perform or discharge any of its duties or obligations under the Security Documents; or

16.7.9	otherwise in connection with this Agreement or its negotiation or for acting (or, as the case may be, refraining from acting) in accordance with the instructions of the Banks or the Issuing Bank.

16.8	Reliance on documents and professional advice

Each of the Arranger and the Agent shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person and shall be entitled to rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it (including those in the Arranger's or, as the case may be, the Agent's employment).

16.9	Other dealings

Each of the Arranger and the Agent may, without any liability to account to the Banks or the Issuing Bank, accept deposits from, lend money to, and generally engage in any kind of banking or other business with, and provide advisory or other services to, any Security Party or any other member of the Group or any of the Banks or the Issuing Bank as if it were not the Arranger or, as the case may be, the Agent.

16.10	Rights of Agent as Bank; no partnership

With respect to its own participation (if any) to the Facilities the Agent shall have the same rights and powers under the Security Documents as any other Bank and may exercise the same as though it were not performing the duties and functions delegated to it under this Agreement and the term "Banks" shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Bank. This Agreement shall not and shall not be construed so as to constitute a partnership between the parties or any of them.

16.11	Amendments and waivers

16.11.1
Subject to clause 16.11.2, the Agent may, with the consent of the Majority Banks (or if and to the extent expressly authorised by the other provisions of any of the Security Documents) and, if so instructed by the Majority Banks, shall:

(a)	agree (or authorise the Security Agent to agree) amendments or modifications to any of the Security Documents with the Borrower and/or any other Security Party; and/or

(b)
vary or waive breaches of, or defaults under, or otherwise excuse performance of, any provision of any of the other Security Documents by the Borrower and/or any other Security Party (or authorise the Security Agent to do so).

Any such action so authorised and effected by the Agent shall be documented in such manner as the Agent shall (with the approval of the Majority Banks) determine, shall be promptly notified to the Banks and the Issuing Bank by the Agent and (without prejudice to the generality of clause 16.2) shall be binding on the Banks and the Issuing Bank (and the other Creditors).

16.11.2
Except with the prior written consent of all the Banks, the Agent shall have no authority on behalf of the Banks or the Issuing Bank to agree (or authorise the Security Agent to agree) with the Borrower and/or any other Security Party any amendment or modification to any of the Security Documents or to grant (or authorise the Security Agent to grant) waivers in respect of breaches or defaults or to vary or excuse (or authorise the Security Agent to vary or excuse) performance of or under any of the Security Documents by the Borrower and/or any other Security Party, if the effect of such amendment, modification, waiver or excuse would be to:

(a)	reduce the Margin or the commission payable under clause 5.1.3;

(b)
postpone the due date or reduce the amount of any payment of principal or interest (including amounts owing under clauses 2.10.2, 2.14, 4.1.1 or 4.2.1), interest  or other amount payable by any Security Party under any of the Security Documents;

(c)	change the currency in which any amount is payable by any Security Party under any of the Security Documents;

(d)	increase any Bank's Commitment or Percentage or the Guarantee Facility Limit or the RCF Limit;

(e)	extend the Final Maturity Date for any Facility;

(f)
change any provision of any of the Security Documents which expressly or impliedly requires the approval or consent of all the Banks such that the relevant approval or consent may be given otherwise than with the sanction of all the Banks;

(g)	change the order of distribution under clauses 6.9 or 13.1 or any clauses concerning application of funds standing to the credit of the Cash Collateral Account or any Illegality Security Account;

(h)	change this clause 16.11;

(i)	change clause 10.2;

(j)	change clause 8.1.5 of this Agreement or clause 5.1.4 of the Corporate Guarantee;

(k)	change the definitions of "Majority Banks", "Outstandings" and "Outstanding Amount" in clause 1.2;

(l)	change any provisions regarding the payment of cash collateral to the credit of the Cash Collateral Account or any Illegality Security Account; or

(m)
release any Security Party from the security constituted by any Security Document (except as required by the terms thereof or by law) or change the terms and conditions upon which such security or guarantee may be, or is required to be, released.

16.12	Reimbursement and indemnity by Banks

Each Bank shall reimburse the Agent (rateably in accordance with such Bank's Percentage), to the extent that the Agent is not reimbursed by the Borrower, for the costs, charges and expenses incurred by the Agent which are expressed to be payable by the Borrower under clause 5.1 including (in each case) the fees and expenses of legal or other professional advisers. Each Bank shall on demand indemnify the Agent (rateably in accordance with such Bank's Percentage) against all liabilities, damages, costs and claims whatsoever incurred by the Agent in connection with any of the Security Documents or the performance of its duties under any of the Security Documents or any action taken or omitted by the Agent under any of the Security Documents, unless such liabilities, damages, costs or claims arise from the Agent's own gross negligence or wilful misconduct.

16.13	Retirement of Agent

16.13.1
The Agent may, having given to the Borrower and each of the Banks, the Issuing Bank and the Account Bank not less than ninety (90) days' notice of its intention to do so, retire from its appointment as Agent under this Agreement, provided that no such retirement shall take effect unless there has been appointed by the Banks and the Issuing Bank as a successor agent:

(a)	a Related Company of the Agent nominated by the Agent which the Banks and the Issuing Bank hereby irrevocably and unconditionally agree to appoint or, failing such nomination,

(b)	a Bank nominated by the Majority Banks or, failing such a nomination,

(c)	any reputable and experienced bank or financial institution nominated by the retiring Agent.

Any corporation into which the retiring Agent may be merged or converted or any corporation with which the Agent may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Agent shall be a party shall, to the extent permitted by applicable law, be the successor Agent under this Agreement and the other Security Documents without the execution or filing of any document or any further act on the part of any of the parties to this Agreement and the other Security Documents save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to each Security Party and the Banks and the Issuing Bank.  Prior to any such successor being appointed, the Agent agrees to consult with the Borrower as to the identity of the proposed successor and to take account of any reasonable objections which the Borrower may raise to such successor being appointed.

16.13.2
Upon any such successor as aforesaid being appointed, the retiring Agent shall be discharged from any further obligation under the Security Documents (but shall continue to have the benefit of this clause 16 in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the retiring Agent. The retiring Agent shall (at its own expense) provide its successor with copies of such of its records as its successor reasonably requires to carry out its functions under the Security Documents.

16.14	Appointment and retirement of Security Agent

16.14.1	Appointment

Each of the Banks, the Agent and the Issuing Bank irrevocably appoints the Security Agent as its security agent and trustee for the purposes of this Agreement and the Security Documents, in each case on the terms set out in this Agreement. By virtue of such appointment, each of the Banks, the Agent and the Issuing Bank hereby authorises the Security Agent (whether or not by or through employees or agents) to take such action on its behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Security Agent by this Agreement and/or the Security Documents, together with such powers and discretions as are reasonably incidental thereto.

16.14.2	Retirement

Without prejudice to clause 16.13, the Security Agent may, having given to the Borrower and each of the Banks and the Issuing Bank not less than ninety (90) days' notice of its intention to do so, retire from its appointment as Security Agent under this Agreement and any Trust Deed, provided that no such retirement shall take effect unless there has been appointed by the Banks, the Agent and Issuing Bank as a successor security agent and trustee:

(a)	a Related Company of the Security Agent nominated by the Security Agent which the Banks and the Issuing Bank hereby irrevocably and unconditionally agree to appoint or, failing such nomination,

(b)	a bank or trust corporation nominated by the Majority Banks or, failing such a nomination,

(c)	any bank or trust corporation nominated by the retiring Security Agent,

and, in any case, such successor security agent and trustee shall have duly accepted such appointment by delivering to the Agent (i) written confirmation (in a form acceptable to the Agent) of such acceptance agreeing to be bound by this Agreement in the capacity of Security Agent as if it had been an original party to this Agreement and (ii) a duly executed Trust Deed.

Any corporation into which the retiring Security Agent may be merged or converted or any corporation with which the Security Agent may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Security Agent shall be a party shall, to the extent permitted by applicable law, be the successor Security Agent under this Agreement, any Trust Deed and the other Security

Documents without the execution or filing of any document or any further act on the part of any of the parties to this Agreement, any Trust Deed and the other Security Documents save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to each Security Party and the Banks and the Issuing Bank.  Prior to any such successor being appointed, the Security Agent agrees to consult with the Borrower as to the identity of the proposed successor and to take account of any reasonable objections which the Borrower may raise to such successor being appointed.

Upon any such successor as aforesaid being appointed, the retiring Security Agent shall be discharged from any further obligation under the Security Documents (but shall continue to have the benefit of this clause 16 in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the retiring Security Agent. The retiring Security Agent shall (at its own expense) provide its successor with copies of such of its records as its successor reasonably requires to carry out its functions under the Security Documents.

16.15	Powers and duties of the Security Agent

16.15.1
The Security Agent shall have no duties, obligations or liabilities to any of the Banks, the Agent or the Issuing Bank beyond those expressly stated in any of the Security Documents.  Each of the Banks, the Agent and the Issuing Bank hereby authorises the Security Agent to enter into and execute:

(a)	each of the Security Documents to which the Security Agent is or is intended to be a party; and

(b)	any and all such other Security Documents as may be approved by the Agent in writing (acting on the instructions of the Majority Banks) for entry into by the Security Agent,

and, in each and every case, to hold any and all security thereby created upon trust for the other Creditors in the manner contemplated by this Agreement.

16.15.2	Subject to clause 16.15.3 the Security Agent may, with the prior consent of the Majority Banks communicated in writing by the Agent, concur with any of the Security Parties to:

(a)	amend, modify or otherwise vary any provision of the Security Documents to which the Security Agent is or is intended to be a party; or

(b)	waive breaches of, or defaults under, or otherwise excuse performance of, any provision of the Security Documents to which the Security Agent is or is intended to be a party.

Any such action so authorised and effected by the Security Agent shall be promptly notified to the Banks, the Agent and the Issuing Bank by the Security Agent and shall be binding on the other Creditors.

16.15.3	The Security Agent shall not concur with any Security Party with respect to any of the matters described in clause 16.11.2 without the consent of the Banks communicated in writing by the Agent.

16.15.4
The Security Agent shall (subject to the other provisions of this clause 16) take such action or, as the case may be, refrain from taking such action, with respect to any of its rights, powers and discretions as security agent and trustee, as the Agent may direct.  Subject as provided in the foregoing provisions of this clause, unless and until the Security Agent shall have received such instructions from the Agent, the Security Agent may, but shall not be obliged to, take (or refrain from taking) such action under or pursuant to the Security Documents referred to in clause 16.14 as the Security Agent shall deem advisable in the best interests of the Creditors provided that (for the avoidance of doubt), to the extent that this clause might otherwise be construed as authorising the Security Agent to take, or refrain from taking, any action of the nature referred to in clause 16.15.2 - and for which the prior consent of all the Banks is expressly required under clause 16.15.3 - clauses 16.15.2 and 16.15.3 shall apply to the exclusion of this clause.

16.15.5
None of the Banks nor the Agent nor the Issuing Bank shall have any independent power to enforce any of the Security Documents referred to in clause 16.15.1 or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or any of them or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents or any of them except through the Security Agent.

16.15.6
For the purpose of this clause 16, the Security Agent may rely, and act in reliance, upon any information from time to time furnished to the Security Agent by the Agent (whether pursuant to clause 16.15.7 or otherwise) unless and until the same is superseded by further such information, so that the Security Agent shall have no liability or responsibility to any party as a consequence of placing reliance on and acting in reliance upon any such information unless the Security Agent has actual knowledge that such information is inaccurate or incorrect.

16.15.7
Without prejudice to the foregoing each of the Agent, the Issuing Bank and the Banks (whether directly or through the Agent) shall provide the Security Agent with such written information as it may reasonably require for the purpose of carrying out its duties and obligations under the Security Documents referred to in clause 16.15.1.

16.16	Trust provisions

16.16.1	The trusts constituted or evidenced in or by this Agreement and the Trust Deed shall remain in full force and effect until whichever is the earlier of:

(a)	the expiration of a period of eighty (80) years from the date of this Agreement; and

(b)
receipt by the Security Agent of confirmation in writing by the Agent that there is no longer outstanding any Indebtedness (actual or contingent) which is secured or guaranteed or otherwise assured by or under any of the Security Documents, and the parties to this Agreement declare that the perpetuity period applicable to this Agreement and the trusts declared by the Trust Deed shall for the purposes of the Perpetuities and Accumulations Act 1964 be the period of eighty (80) years from the date of this Agreement.

16.16.2
In its capacity as trustee in relation to the Security Documents specified in clause 16.15.1, the Security Agent shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of any of those Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Agent by any of those Security Documents.

16.16.3
It is expressly declared that, in its capacity as trustee in relation to the Security Documents specified in clause 16.15.1, the Security Agent shall be entitled to invest moneys forming part of the security and which, in the opinion of the Security Agent, may not be paid out promptly following receipt in the name or under the control of the Security Agent in any of the investments for the time being authorised by law for the investment by trustees of trust moneys or in any other property or investments whether similar to the aforesaid or not or by placing the same on deposit in the name or under the control of the Security Agent as the Security Agent may think fit without being under any duty to diversify its investments and the Security Agent may at any time vary or transpose any such property or investments for or into any others of alike nature and shall not be responsible for any loss due to depreciation in value or otherwise of such property or investments. Any investment of any part or all of the security may, at the discretion of the Security Agent, be made or retained in the names of nominees.

16.17	Independent action by Creditors

No Creditor shall enforce, exercise any rights, remedies or powers or grant any consents or releases under or pursuant to, or otherwise have a direct recourse to the security and/or guarantees constituted by any of the Security Documents without the prior written consent of the Majority Banks but, Provided such consent has been obtained, it shall not be necessary for any other Creditor to be joined as an additional party in any proceedings for this purpose.

16.18	Common Agent and Security Agent

The Agent and the Security Agent have entered into the Security Documents in their separate capacities (a) as agent for the Banks and the Issuing Bank under and pursuant to this Agreement (in the case of the Agent) and (b) as security agent and trustee for the Banks, the Agent and the Issuing Bank under and pursuant to this Agreement, to hold the guarantees and/or security created by the Security Documents specified in clause 16.15.1 on the terms set out in such Security Documents (in the case of the Security Agent). However, from time to time the Agent and the Security Agent may be the same entity. When the Agent and the Security Agent are the same entity and any Security Document provides for the Agent to communicate with or provide instructions to the Security Agent (and vice versa), it will not be necessary for there to be any such formal communications or instructions on those occasions.

16.19	Co-operation to achieve agreed priorities of application

The Banks, the Agent and the Issuing Bank shall co-operate with each other and with the Security Agent and any receiver under the Security Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with clause 13.1.

16.20	Prompt distribution of proceeds

Moneys received by any of the Creditors (whether from a receiver or otherwise) pursuant to the exercise of (or otherwise by virtue of the existence of) any rights and powers under or pursuant to any of the Security Documents shall (after providing for all costs, charges, expenses and liabilities and other payments ranking in priority) be paid to the Agent for distribution (in the case of moneys so received by any of the Creditors other than the Agent or the Security Agent) and shall be distributed by the Agent or, as the case may be, the Security Agent (in the case of moneys so received by the Agent or, as the case may be, the Security Agent) in each case in accordance with clause 13.1.  The Agent or, as the case may be, the Security Agent shall make each such application and/or distribution as soon as is practicable after the relevant moneys are received by, or otherwise become available to, the Agent or, as the case may be, the Security Agent save that (without prejudice to any other provision contained in any of the Security Documents) the Agent or, as the case may be, the Security Agent (acting on the instructions of the Majority Banks) or any receiver may credit any moneys received by it to a suspense account for so long and in such manner as the Agent or such receiver may from time to time determine with a view to preserving the rights of the Agent or, as the case may be, the Security Agent and/or the Arranger and/or the Banks and/or the Issuing Bank and/or the Account Bank or any of them to provide for the whole of their respective claims against the Borrower or any other person liable.

17	Notices and other matters

17.1	Notices

Every notice, request, demand or other communication under this Agreement or (unless otherwise provided therein) under any of the other Security Documents shall:

17.1.1	be in writing delivered personally or by first-class prepaid letter (airmail if available) or facsimile transmission or other means of telecommunication in permanent written form;

17.1.2
be deemed to have been received, subject as otherwise provided in the relevant Security Document, in the case of a letter, when delivered personally or five (5) days after it has been put in to the post and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or if the time of despatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day); and

17.1.3	be sent:

(a)	if to the Borrower at:

c/o Aegean Marine Petroleum S.A.
42 Hatzikiriakou Street
185 38 Piraeus
Greece

Fax no:        +30 210 458 6243
Attention:   Theodora Papadogianni

(b)	if to the Agent and/or the Account Bank and/or the Security Agent and/or the Issuing Bank and/or the Arranger at:

National Bank of Greece S.A., London Branch
75 King William Street
London EC4N 7BE
England

Fax No:        + 44 207 105 3834
Attention:   Credit Administration Department

(c)	if to a Bank, to its address or fax number specified in schedule 1 or in any relevant Transfer Certificate,

or, in any case, to such other address and/or numbers as is notified by one party to the other parties under this Agreement.

17.2	Notices through the Agent

Every notice, request, demand or other communication under this Agreement to be given by the Borrower to any other party shall be given to the Agent for onward transmission as appropriate and if such notice, request, demand or other communication is to be given to the Borrower it shall (except if otherwise provided in the Security Documents) be given through the Agent.

17.3	No implied waivers, remedies cumulative

No failure or delay on the part of any Creditor to exercise any power, right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by any Creditor of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.  The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law.

17.4	English language

All certificates, instruments and other documents to be delivered under or supplied in connection with any of the Security Documents shall be in the English language or shall be accompanied by a certified English translation upon which the Creditors shall be entitled to rely.

18	Governing law and jurisdiction

18.1	Law

This Agreement is governed by, and shall be construed in accordance with, English law.

18.2	Submission to jurisdiction

The Borrower agrees, for the benefit of each of the Creditors, that any legal action or proceedings arising out of or in connection with this Agreement against the Borrower or any of its assets may be brought in the English courts.  The Borrower irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Riches Consulting at present of Old Jarretts Farmhouse, Brantridge Lane, Balcombe, West Sussex RH17 6JR, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings.  The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of any Creditor to take proceedings against the Borrower in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

The parties further agree that only the Courts of England and not those of any other State shall have jurisdiction to determine any claim which the Borrower may have against any Creditor arising out of or in connection with this Agreement.

18.3	Contracts (Rights of Third Parties) Act 1999

No term of this Agreement is enforceable under the provisions of the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

Schedule 1
The Banks and their Percentages

Name	Lending Office	Address for Notices	Percentage
National Bank of Greece S.A., London Branch	75 King William Street London EC4N 7BE England	75 King William Street London EC4N 7BE England Fax no: +44 207 105 3834 Att: Credit Administration Department	100%

Schedule 2
Documents and evidence required as conditions precedent

(referred to in clause 9.1)

1	Constitutional documents

Copies, certified by an officer of each Security Party as true, complete and up to date copies of all documents which contain or establish or relate to the constitution of that Security Party;

2	Corporate authorisations

copies of resolutions of the directors and, if required, shareholders of each Security Party approving such of the Security Documents to which such Security Party is, or is to be, party and authorising the signature, delivery and performance of such Security Party's obligations thereunder, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Security Party as:

(i)	being true and correct;

(ii)	being duly passed at meetings of the directors of such Security Party and, if required, of the shareholders of such Security Party each duly convened and held;

(iii)	not having been amended, modified or revoked; and

(iv)	being in full force and effect,

together with originals or certified copies of any powers of attorney issued by any such Security Party pursuant to such resolutions;

3	Specimen signatures

copies of the signatures of the persons who have been authorised on behalf of each Security Party to sign such of the Security Documents to which such Security Party is, or is to be, party and to give notices and communications, including notices of drawing, under or in connection with the Security Documents, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Security Party as being the true signatures of such persons;

4	Certificates of incumbency

a list of directors and officers of each Security Party specifying the names and positions of such persons, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Security Party to be true, complete and up to date;

5	Borrower's consents and approvals

a certificate (dated no earlier than five (5) Banking Days prior to the date of this Agreement) from an officer of the Borrower that no consents, authorisations, licences or approvals are necessary for the Borrower to authorise or are required by the Borrower in connection with the borrowing by the Borrower of the Loan or any other borrowings or obligations under the Security Documents or the execution, delivery and performance of the Security Documents to which it is a party;

6	Other consents and approvals

a certificate (dated no earlier than five (5) Banking Days prior to the date of this Agreement) from an officer of each Security Party that no consents, authorisations, licences or approvals are necessary for such Security Party to guarantee and/or grant security for the borrowing by the Borrower of the Loan or other borrowings or obligations under the Security Documents pursuant to this Agreement and execute, deliver and perform the Security Documents insofar as such Security Party is a party thereto;

7	Accounts

evidence that the Accounts (except Illegality Security Accounts) have been opened and duly completed mandate forms in respect thereof have been delivered to the Account Bank and that the amount of $10 is standing to the credit of each Account;

8	Security Documents

the Corporate Guarantee, the Receivables Assignment, the Operating Account Assignment and the Cash Collateral Account Assignment, each duly executed;

9	Fees

evidence that the arrangement fee due under clause 5.1.1 has been paid in full;

10	Due diligence and Group structure chart; accounts

(a)
evidence that all information required in relation to any Security Party in order for the each Creditor to complete its due diligence formalities in connection with this Agreement and the other Security Documents has been provided and is satisfactory in all respects to the such Creditor;

(b)	a Group structure chart in respect of the Group; and

(c)	the unaudited consolidated financial statements of the Group for the half-year ended 30 June 2009;

11	Schedule of Receivables and Borrowing Base Report

(a)	a Schedule of Receivables which the Borrower wishes to provide to the Security Agent as security under the Receivables Assignment; and

(b)
a Borrowing Base Report as at a date not earlier than 3 Banking Days prior to the earlier of the first Utilisation Date under this Agreement, duly executed by the Borrower and counter-signed and verified for the accuracy of its contents by the Chief Financial Officer of the Group; and

(c)
evidence that The Royal Bank of Scotland plc and HSH Nordbank Ag (as lenders to the Borrower) have agreed that the Borrower may assign Receivables in favour of the Security Agent under this Agreement; and

(d)	evidence that all the Lenders of the Borrower have agreed to the same financial undertakings as those contained in the Corporate Guarantee.

12	English opinion

an opinion of Norton Rose LLP, special legal advisers on matters of English law to the Agent;

13	Marshall Islands and Liberian opinion

an opinion of Reeder & Simpson P.C., special legal advisers on matters of Marshall Islands and Liberian law to the Agent;

14	Borrower's process agent

a letter from the Borrower's agent for receipt of service of proceedings referred to in clause 18.2 accepting its appointment under the said clause and under each of the other Security Documents in which it is or is to be appointed as the Borrower's agent; and

15	Security Parties' process agent

a letter from each Security Party's agent for receipt of service of proceedings referred to in each of the Security Documents to which such Security Party is a party, accepting its appointment under each such Security Document.

Schedule 3
Form of Trust Deed

THIS DECLARATION OF TRUST made by NATIONAL BANK OF GREECE S.A., LONDON BRANCH (the "Security Agent") is made on [•] September 2009 and is supplemental to (and made pursuant to the terms of) a Facility Agreement dated [•] September 2009 (the "Agreement") and made between (1) Aegean Marine Petroleum S.A. as Borrower, (2) the banks and financial institutions mentioned in schedule 1 to the Agreement as the Banks, (3) National Bank of Greece S.A. as Arranger and (4) National Bank of Greece S.A., London Branch as Agent, Security Agent, Issuing Bank and Account Bank.  Words and expressions defined in the Agreement shall have the same meaning when used in this Deed.

NOW THIS DEED WITNESSETH as follows:

1
The Security Agent hereby acknowledges and declares that, from the date of this Deed, it holds and shall hold the Trust Property on trust for certain of the other Creditors on the terms and basis set out in the Agreement.

2	The declaration and acknowledgement contained in paragraph 1 above shall be irrevocable.

IN WITNESS whereof the Security Agent has executed this Deed the day and year first above written.

EXECUTED as a DEED	)
by	)
for and on behalf of	)
NATIONAL BANK OF GREECE S.A., LONDON BRANCH	)	Attorney-in-fact
as Security Agent	)
in the presence of:	)

Schedule 4
Transfer Certificate
(referred to in clause 15.3)

TRANSFER CERTIFICATE

Banks are advised not to employ Transfer Certificates or otherwise to assign or transfer interests in the Facility Agreement without further ensuring that the transaction complies with all applicable laws and regulations, including the Financial Services and Markets Act 2000 and regulations made thereunder and similar statutes which may be in force in other jurisdictions

To:
NATIONAL BANK OF GREECE S.A., LONDON BRANCH as agent on its own behalf and on behalf of the Borrower, the Account Bank, the Security Agent, the Issuing Bank and the Banks defined in the Facility Agreement referred to below.

[Date]

Attention:                      [•]

This certificate ("Transfer Certificate") relates to a facility agreement dated [•] September 2009 (the "Facility Agreement") and made between (1) Aegean Marine Petroleum S.A. (the "Borrower"), (2) the banks and financial institutions defined therein as banks (the "Banks"), (3) National Bank of Greece S.A. as Arranger and (4) National Bank of Greece S.A., London Branch as Agent, Security Agent, Issuing Bank and Account Bank, in relation to a revolving credit facility and a guarantee and letter of credit facility of up to Fifty million Dollars ($50,000,000).  Terms defined in the Facility Agreement shall, unless otherwise defined herein, have the same meanings herein as therein.

In this Certificate:

the "Transferor" means [full name] of [lending office]; and

the "Transferee" means [full name] of [lending office].

1
The Transferor with full title guarantee assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as a Bank under or by virtue of the Facility Agreement and all the Security Documents in relation to such parts of the participation of the Transferor (or its predecessors in title) in the Facility Agreement as are set out in the schedule.

2
By virtue of this Transfer Certificate and clause 15 of the Facility Agreement, the Transferor is discharged [entirely from its participation] [from such parts of its participation as are set out in the schedule].

3
The Transferee hereby requests the Agent (on behalf of itself, the Borrower, the Account Bank, the Security Agent, the Issuing Bank and the Banks) to accept the executed copies of this Transfer Certificate as being delivered pursuant to and for the purposes of clause 15.3 of the Facility Agreement so as to take effect in accordance with the terms thereof on [date of transfer].

4	The Transferee:

4.1
confirms that it has received a copy of the Facility Agreement and the other Security Documents together with such other documents and information as it has required in connection with the transaction contemplated thereby;

4.2	confirms that it has not relied and will not hereafter rely on the Transferor, the Agent, the Account Bank, the Security Agent, the Issuing Bank or the Banks to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of the Facility Agreement, any of the Security Documents or any such documents or information;

4.3
agrees that it has not relied and will not rely on the Transferor, the Agent, the Account Bank, the Security Agent, the Issuing Bank or the Banks to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower, or any other Security Party (save as otherwise expressly provided therein);

4.4
warrants that it has power and authority to become a party to the Facility Agreement and has taken all necessary action to authorise execution of this Transfer Certificate and to obtain all necessary approvals and consents to the assumption of its obligations under the Facility Agreement and the Security Documents; and

4.5
if not already a Bank, appoints (i) the Agent to act as its agent and (ii) the Security Agent as its security agent and trustee, as provided in the Facility Agreement and the Security Documents and agrees to be bound by the terms of the Facility Agreement and the Security Documents.

5	The Transferor:

5.1	warrants to the Transferee that it has full power to enter into this Transfer Certificate and has taken all corporate action necessary to authorise it to do so;

5.2
warrants to the Transferee that this Transfer Certificate is binding on the Transferor under the laws of England, the country in which the Transferor is incorporated and the country in which its lending office is located; and

5.3
agrees that it will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee's title under this Transfer Certificate or for a similar purpose.

6
The Transferee hereby undertakes with the Transferor and each of the other parties to the Facility Agreement and the other Security Documents that it will perform in accordance with its terms all those obligations which by the terms of the Facility Agreement and the other Security Documents will be assumed by it after delivery of the executed copies of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

7
By execution of this Transfer Certificate on their behalf by the Agent and in reliance upon the representations and warranties of the Transferee, the Borrower, the Agent, the Security Agent, the Account Bank, the Issuing Bank and the Banks accept the Transferee as a party to the Facility Agreement and the Security Documents with respect to all those rights and/or obligations which by the terms of the Facility Agreement and the Security Documents will be assumed by the Transferee (including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent, the Account Bank, the Issuing Bank and the Security Agent as provided by the Facility Agreement) after delivery of the executed copies of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

8	None of the Transferor, the Agent, the Security Agent, the Account Bank, the Issuing Bank or the Banks:

8.1
makes any representation or warranty nor assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Facility Agreement or any of the Security Documents or any document relating thereto; or

8.2
assumes any responsibility for the financial condition of the Borrower or any other Security Party or any party to any such other document or for the performance and observance by the Borrower or any other Security Party or any party to any such other document (save as otherwise expressly provided therein) and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded (except as aforesaid).

9
The Transferor and the Transferee each undertake that they will on demand fully indemnify the Agent in respect of any claim, proceeding, liability or expense which relates to or results from this Transfer Certificate or any matter concerned with or arising out of it unless caused by the Agent's gross negligence or wilful misconduct, as the case may be.

10
The agreements and undertakings of the Transferee in this Transfer Certificate are given to and for the benefit of and made with each of the other parties to the Facility Agreement and the Security Documents.

11	This Transfer Certificate is governed by, and shall be construed in accordance with, English law.

Transferor	Transferee

By:	By:

Dated:	Dated:

Agent

Agreed for and on behalf of itself as Agent, the Borrower, the Security Agent, the Account Bank, the Issuing Bank and the Banks

NATIONAL BANK OF GREECE S.A., LONDON BRANCH

By:

Dated:

Note:           The execution of this Transfer Certificate alone may not transfer a proportionate share of the Transferor's interest in the security constituted by the Security Documents in the Transferor's or Transferee's jurisdiction.  It is the responsibility of the Transferee to ascertain whether any other documents are required to perfect a transfer of such a share in the Transferor's interest in such security in any such jurisdiction and, if so, to seek appropriate advice and arrange for execution of the same.

The Schedule

[Note: Outstandings, Contributions, Commitments and Percentages must be transferred in the same proportions]

Outstandings of Transferor: $[•]
Portion Transferred: [•]%

Commitment of Transferor: $[•]
Portion Transferred: $[•]

Contribution of Transferor: $[•]
Portion Transferred: $[•]

Percentage of Transferor immediately before transfers: [•]%

Percentage of Transferee following transfers: [•]%

Administrative Details of Transferee

Name of Transferee:
Lending Office:

Contact Person
(Loan Administration Department):
Telephone:
Telefax No:

Contact Person
(Credit Administration Department):
Telephone:
Telefax No:
Account for payments:

Schedule 5
Form of Drawdown Notice and Issue Request

Part A
Form of Drawdown Notice
(referred to in clause 2.2)

To:           National Bank of Greece S.A., London Branch
75 King William Street
London EC4N 7BE
England
(as Agent)
[•] 200[•]

Revolving Credit Facility and Guarantee and Letter of Credit Facility of up to US$50,000,000
Facility Agreement dated [•] September 2009 (the "Facility Agreement")

We refer to the Facility Agreement and hereby give you notice that we wish to draw down an Advance of the RC Facility, namely $[•] on [•] 200[•] and select [a first Interest Period in respect thereof of [•] months] [the first interest period in respect hereof to expire on [•] 200[•]].  The funds should be credited to [name and number of account] with [details of bank in New York City].

We confirm that:

(a)	no event or circumstance has occurred and is continuing which constitutes a Default;

(b)
the representations and warranties contained in (i) clauses 7.1, 7.2 and 7.3(b) of the Facility Agreement and (ii) clause 4 of the Corporate Guarantee, are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date; and

(c)
there has been no material adverse change in our financial position or the financial position of the Corporate Guarantor or any other Relevant Party or the consolidated financial position of the Group from that described by or on behalf of ourselves to the Agent and the Banks in the negotiation of the Facility Agreement.

Words and expressions defined in the Facility Agreement shall have the same meanings where used herein.

........................................................
For and on behalf of
AEGEAN MARINE PETROLEUM S.A.

Part B
Form of Issue Request
(referred to in clause 2.3)

To:	National Bank of Greece S.A., London Branch 75 King William Street London EC4N 7BE England (as Agent and Issuing Bank)

[•] 200[•]

Revolving Credit Facility and Guarantee and Letter of Credit Facility of up to US$50,000,000
Facility Agreement dated [•] September 2009 (the "Facility Agreement")

We refer to the Facility Agreement and hereby request that the Issuing Bank issues a UC in the form attached as follows:

(a)	currency and amount of the L/C: [•];

(b)	Issue Date of the L/C: [•];

(c)	Expiry Date of the L/C: [•]; and

(d)	delivery instructions: [•].

We confirm that:

(d)	no event or circumstance has occurred and is continuing which constitutes a Default;

(e)
the representations and warranties contained in (i) clauses 7.1, 7.2 and 7.3(b) of the Facility Agreement and (ii) clause 4 of the Corporate Guarantee, are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date; and

(f)
there has been no material adverse change in our financial position or the financial position of the Corporate Guarantor or any other Relevant Party or the consolidated financial position of the Group from that described by or on behalf of ourselves to the Agent and the Banks in the negotiation of the Facility Agreement.

Words and expressions defined in the Facility Agreement shall have the same meanings where used herein.

........................................................
For and on behalf of
AEGEAN MARINE PETROLEUM S.A.

Schedule 6

Mandatory Cost formula

1
The Mandatory Cost is an addition to the interest rate to compensate Banks for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2
On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Bank, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Agent as a weighted average of the Banks' Additional Cost Rates (weighted in proportion to the percentage participation of each Bank in the Loan or any relevant unpaid sum) and will be expressed as a percentage rate per annum.

3
The Additional Cost Rate for any Bank lending from a lending office in a Participating Member State will be the percentage notified by that Bank to the Agent.  This percentage will be certified by that Bank in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Bank's participation in the Loan or the relevant unpaid sum made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4	The Additional Cost Rate for any Bank lending from a lending office in the United Kingdom will be calculated by the Agent as follows:

E x 0.01	per cent per annum.
300

Where E is designed to compensate Banks for amounts payable under the Fees Rules and is calculated by the Agent as being the most recent rate of charge supplied by the Reference Bank to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5	For the purposes of this Schedule:

(a)
"Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)
"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(c)	"Special Deposits" has the meaning given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England; and

(d)	"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6
If requested by the Agent, the Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by the Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by the Reference Bank as being the average of the Fee Tariffs applicable to the Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7
Each Bank shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Bank shall supply the following information on or prior to the date on which it becomes a Bank:

(a)	the jurisdiction of its lending office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Bank shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

8
The rate of charge of the Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Bank notifies the Agent to the contrary, each Bank's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

9
The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Bank and shall be entitled to assume that the information provided by any Bank or the Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10
The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Banks on the basis of the Additional Cost Rate for each Bank based on the information provided by each Bank and the Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11
Any determination by the Agent pursuant to this schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Bank shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

12
The Agent may from time to time, after consultation with the Borrower and the Banks, determine and notify to all parties to this Agreement any amendments which are required to be made to this schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

Schedule 7

Form of Borrowing Base Report

)
SIGNED by	)
for and on behalf of	)
AEGEAN MARINE PETROLEUM S.A.	)	Attorney-in-fact
as Borrower	)
)

SIGNED by	)
and by	)
for and on behalf of	)
NATIONAL BANK OF GREECE S.A., LONDON BRANCH	)	Authorised Signatories
as Agent, Security Agent,	)
Issuing Bank and Account Bank	)

SIGNED by	)
and by	)
for and on behalf of	)
NATIONAL BANK OF GREECE S.A.	)	Authorised Signatories
as Arranger	)

SIGNED by	)
and by	)
for and on behalf of	)
NATIONAL BANK OF GREECE S.A., LONDON BRANCH	)	Authorised Signatories
as Bank